UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
MOTORCAR PARTS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Valued Shareholders:
Fiscal 2023 was a pivotal year for the company as we continued to execute our strategic plan – focusing on meaningful growth, improving profitability, leveraging our offshore infrastructure and benefiting from our industry position and customer relationships.
We achieved record fiscal fourth quarter and full-year sales, which increased 16.7 percent and 4.5 percent, respectively, with solid demand across multiple categories. We expect to gain further momentum as Fiscal 2024 evolves -- supported by strong demand for non-discretionary aftermarket parts and an aging car parc. Equally noteworthy, recent record heat levels throughout the country will certainly contribute to demand as drivers hit the road and parts wear out.
Our strategic objectives are: 1) to continue the organic growth of our existing product lines, 2) expand our national brand recognition and 3) neutralize working capital and increase margins to significantly enhance cash flow.
The sales opportunity for all our product lines is favorable, in particular for our newly launched brake program. The national rollout of our brake program enhances national awareness of our brand. The fundamental demand for our products, which are non-discretionary, will get stronger as the average age of vehicles continues to grow. Another key positive metric for our business relates to the number of miles driven. We expect growth of miles driven over time. Based on a miles driven growth rate of 2.3 percent for the first six months of 2023 in the United States, industry observers expect that we will surpass the miles driven growth rate of 1.6 percent that occurred during the 2017-2019 pre-pandemic period.
Our infrastructure enhancements in Mexico, including our state-of-the-art distribution facility, have been completed following a multi-year period of investments. As such, capital expansion requirements will be greatly reduced moving forward and we have a scalable platform to support our current and future business. Furthermore, as highlighted during our fiscal year-end call, we expect to realize continued overhead absorption opportunities in Fiscal 2024 – enhanced by increasing brake caliper production volume, brake pad and brake rotor sales, and the offshore relocation of brake boosters. All our brake-related products, as well as all other products for that matter, are experiencing excellent demand and growth prospects.
We have gained traction in our rotating electrical diagnostic business. Industry reports indicate that our main competitor has retreated from the bench-top testing market. Equally meaningful, our electric vehicle development and testing technology continues to be accepted with solid year-over-year growth. Notwithstanding start-up growth expenditures, we expect these businesses to contribute to earnings in the current fiscal year.
To summarize, we are proud of our accomplishments and the opportunities moving forward, we:
✔	Achieved record fiscal fourth quarter and full-year sales with solid demand across multiple categories;
✔
Meaningful traction with our customers and consumers since launching a comprehensive line of brake pads utilizing an industry-leading formulation, and brake rotors -- serving the professional installer market under our Quality-Built® brand;

✔
Produced numerous technical / training videos for our customers and our brands generating over four million impressions on our branded platforms and significantly more on our customers platforms resulting in a significant increase in consumer awareness of MPA brands;

✔	Successful launch of our branded brake program paving the way for increased sales of all our products on a national basis;
✔	Expanded sales in Mexico, with additional opportunities as certain of our retail and traditional customers leverage their presence and expand into other Central and South American countries;
✔	Implemented infrastructure changes to incrementally increase gross margins;

✔	Improved efficiencies in our completed footprint resulting in sales growth and margin accretion;
✔	Normalized inventory levels following a strategic build up to meet demand during recent global supply chain challenges;
✔
Saved over 64,500 tons of raw materials, recycled over 4,000 tons of water, 5,000 tons of cardboard and 16,000 tons of metal and contributed significantly to the remanufacturing industries more than 400 trillion BTU’S of energy savings by remanufacturing and recycling

✔	Enhanced liquidity and capital resources with a $32 million strategic convertible note investment; and
✔
Increased interest and orders for our Test Solutions and Diagnostic Equipment – including our emerging contract testing center, from major automotive retailers, major global automotive, aerospace and research institutions.

Committed to the Environment, Social and Corporate Responsibility
Our environmental focus remains an important priority throughout our organization, as we are constantly seeking ways to better manage resources, improve operating efficiencies, and encourage conservation. The automotive aftermarket remanufactured parts industry has inherent energy-savings benefits compared with the requirements to produce new parts. For example, the remanufacturing process enables us to repurpose a variety of parts and components, utilizing rigorous testing and analysis processes. The Company reduced raw material usage in manufacturing by nearly 174 million pounds in Fiscal 2023 through its manufacturing and recycling process.
Our state-of-the-art distribution facility is environmentally friendly -- serving multiple categories and capable of shipping product lines from a single, low-cost location. This enables our customers to combine purchase orders of different product lines. This capability also allows our customers to reach minimum order levels more easily, while minimizing LTL (less-than-a-truckload) shipments and leveraging freight costs.
To further reduce our environmental footprint, we utilize a highly efficient electric battery charging system to power forklifts. It employs a self-diagnostic design to achieve optimal recharging levels and minimal operator input – requiring significantly less floor space due to its vertical-station design.
We are also passionately committed to social responsibility – including proactive health and safety initiatives to protect employees, offer subsidized food programs, donations to community organizations, sponsorships of sport teams and weekend family events.
We have built a scalable platform for growth, with exciting and meaningful opportunities to enhance shareholder value. We greatly appreciate your ongoing support and confidence in our vision.
In summary, we are proud of our accomplishments and look forward to reporting further milestones in the quarters ahead.
Sincerely, Selwyn Joffe Chairman, President and Chief Executive Officer

MOTORCAR PARTS OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 14, 2023
To Our Shareholders:
We will hold our annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on September 14, 2023, at 10:00 a.m. (PT) at the offices of the Company at 2929 California Street, Torrance, California 90503. As further described in the accompanying proxy statement, at this meeting we will consider and act upon:
(1)	The election of the ten directors named in the accompanying proxy statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;
(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2024;
(3)	The approval, on a non-binding advisory basis, of the compensation of our named executive officers (“say on pay”);
(4)	The approval, on a non-binding advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers (“say on frequency”); and
(5)	The transaction of such other business as may come properly before the meeting, or any meetings held upon adjournment or postponement of the meeting.
Our Board of Directors (the “Board”) has fixed the close of business on July 20, 2023, as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment or postponement of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2023, that we filed with the Securities and Exchange Commission on June 14, 2023, is enclosed with this notice, but is not part of the proxy soliciting material.
We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on September 14, 2023.
Our proxy statement and our Annual Report on Form 10-K for the year ended March 31, 2023, that we filed with the Securities and Exchange Commission on June 14, 2023, are available at https://materials.proxyvote.com/620071.
By order of the Board of Directors

Juliet Stone, Secretary
Torrance, California
July 28, 2023

YOUR VOTE IS EXTREMELY IMPORTANT
In order to assure your representation at the Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying proxy statement. If you decide to attend the Annual Meeting and vote in person, any previous vote by proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.
YOUR vote is extremely important.
If you have questions or need assistance voting your shares, please contact:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Your vote is extremely important, no matter how many or how few shares you own. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions provided on the enclosed proxy card to be sure that your shares are voted at the Annual Meeting.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503
GENERAL INFORMATION
We are making this proxy statement available, on or about July 28, 2023, in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our annual meeting of shareholders, which we will hold at 10:00 a.m. (PT) on September 14, 2023, at the offices of the Company at 2929 California Street, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The record date for the meeting is the close of business on July 20, 2023. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment or postponement of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 212-7910. The date of this proxy statement is July 28, 2023.
A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, or online at www.proxyvote.com, to ensure that your shares will be voted at the meeting. If you are a shareholder of record, you may revoke your proxies at any time prior to the voting at the meeting by submitting a later dated proxy, giving timely written notice of revocation to our secretary or attending the meeting and voting in person. If you are a holder in street name, you may revoke your proxy by following the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.
Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:
•	for our Board of Directors’ slate of nominees;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2024;
•	for the approval on a non-binding advisory basis of the compensation of our named executive officers;
•	every year for the holding of future advisory votes on the compensation of our named executive officers; and
•	as recommended by our Board of Directors with regard to all other matters, in its discretion.
Our only voting securities are the outstanding shares of our common stock. At the record date, we had 19,595,355 shares of common stock outstanding and approximately 11 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.
For each share of common stock, you hold on the record date, you are entitled to one vote on each of the matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present but will not be counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter.
Pursuant to our Amended and Restated By-Laws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. In contested elections where the number of nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.
We also have adopted a director election and resignation policy (the “Director Election Policy”). The Director Election Policy requires an incumbent director, in order to be nominated by our Board of Directors for re-election as a director, to tender an irrevocable resignation effective upon (1) the failure to receive the required number of votes for re-election and (2) the acceptance of the director’s resignation by our Board of Directors. The Nominating and Corporate Governance Committee of our Board of Directors will assess the appropriateness of such nominee continuing to serve as a director and will recommend to our Board of Directors the action to be taken with respect to such tendered resignation. The Director Election Policy requires that we promptly disclose the decision of our Board of Directors with respect to the tendered resignation in a filing with the Securities and Exchange Commission (the “SEC”) of a current report on Form 8-K.
The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 2 (ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2024). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve, on a non-binding advisory basis, Proposal No. 3 (advisory vote on the compensation of our named executive officers). The vote on Proposal No. 4 (advisory vote on the frequency of say on pay votes) has three possible substantive responses (every 1 year, every 2 years or every 3 years). Accordingly, we will consider our shareholders to have “approved” the frequency selected by a plurality of the votes cast by holders entitled to vote at the meeting. An abstention from voting on these matters will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against these matters, it will have no effect on the outcome of the vote. Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.
We will pay for the cost of preparing, assembling, printing, and mailing this proxy statement and the accompanying form of proxy to our shareholders, if requested, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors, and employees for these activities. We have engaged MacKenzie Partners, Inc. as our proxy solicitor to solicit proxies for us, at an anticipated cost of approximately $25,000. In addition to the use of mail, solicitation may be made by our proxy solicitor or our employees personally or by telephone, facsimile, or electronic transmission.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
We are asking our shareholders to elect ten members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board of Directors has nominated the ten individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.
Each of our nominees, Selwyn Joffe, Joseph Ferguson, Rudolph J. Borneo, Philip Gay, Barbara Whittaker, Jeffrey Mirvis, Dr. David Bryan, Jamy P. Rankin, Patricia (Tribby) W. Warfield, and Douglas Trussler is currently serving as a director, and other than Douglas Trussler, each of our nominees was elected at our last annual meeting of shareholders. Our directors will hold office until the next annual meeting of shareholders, or until their successors are elected and qualified.
The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.
Pursuant to the Convertible Note Transaction that closed on March 31, 2023, and at the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Douglas Trussler to the Board, effective immediately, to serve until the Company’s 2024 Annual Meeting of Shareholders and until his successor is duly elected and qualified. The Nominating and Corporate Governance Committee and the Board determined that Mr. Trussler is not independent.
The Board of Directors recommends that shareholders vote FOR each of the nominees named below.

Information Concerning our Board of Directors and our Nominees to our Board of Directors
The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:
Selwyn Joffe, 65, has been our Chairman of the Board of Directors, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and Chief Executive Officer of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and Chief Executive Officer of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, Inc., a roll-up of amusement parks and served as its President and Chief Operating Officer until August 2000. Prior to the founding of Palace Entertainment, Inc., Mr. Joffe was the President and Chief Executive Officer of Wolfgang Puck Food Company from 1989 to 1996. Mr. Joffe serves on the board of directors of the California, Arizona and Nevada Automotive Wholesaler’s Association (CAWA), an industry trade association. Mr. Joffe was a founding director of MERA (Motor and Equipment Remanufacturers Association). Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a Certified Public Accountant. As our most senior executive, Mr. Joffe provides the Board of Directors with insight into our business operations, management and strategic opportunities. His history with our Company and industry experience has led the Board of Directors to conclude that he should serve as a director of our Company.
Rudolph J. Borneo, 82, joined our Board of Directors on November 30, 2004. Mr. Borneo chairs our Compensation Committee. Mr. Borneo retired from R.H. Macy’s, Inc. on March 31, 2009. At the time of his retirement, his position was Vice Chairman and Director of Stores of Macy’s West, a division of R.H. Macy’s, Inc. Mr. Borneo served as President of Macy’s California from 1989 to 1992 and President of R.H. Macy’s West from 1992 until his appointment as Vice Chairman and Director of Stores in February 1995. In addition, Mr. Borneo is currently Board Chairman of Smoke Eaters Hot Wings Inc., a privately held company. He earned a Bachelor of Science degree in business administration from Monmouth University. Mr. Borneo’s extensive experience in management of employees, organizational management, general business and retail knowledge and financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.
Dr. David Bryan, 71, joined our Board of Directors on June 9, 2016. Dr. Bryan is a member of our Compensation and Nominating and Corporate Governance Committees. Dr. Bryan currently directs The Center for The Common Good, a joint venture of The Herb Alpert Foundation and New Roads School to incubate creative innovation in business, education and community partnerships. In addition, Dr. Bryan consults privately with several Los Angeles based not-for-profit and for-profit businesses on matters of board and workplace organization, employee training and online education, and generational workplace dynamics. He taught part time in the Economics Department of University of California at Santa Cruz from 2014 to 2020. Dr. Bryan was Co-founder and Founding Head of New Roads School from 1995 to 2013. Dr. Bryan is currently the Chair of the c3 and c4 boards at Los Angeles based Brave New Films. Dr. Bryan received a B.A. from the State University of New York at Stony Brook, an M.S. from the University of California at Los Angeles and a J.D. and Ph.D. from the State University of New York at Buffalo. Dr. Bryan’s extensive experience in the education industry and a variety of businesses, as well as his extensive experience with information security, have led the Board of Directors to conclude that he should serve as a director of our Company.
Joseph Ferguson, 56, joined our Board of Directors on June 9, 2016. Mr. Ferguson is our Lead Independent Director, and a member of our Audit Committee. Mr. Ferguson is a Co-Founder and Managing Partner at Vicente Capital Partners, a Los Angeles-based investment firm providing capital to privately held growth companies across North America. Prior to co-founding Vicente in 2009, Mr. Ferguson was a partner at Kline Hawkes & Company, which he joined at the firm’s inception in 1995. Mr. Ferguson began his career as an investment banker for Merrill Lynch & Co where he was a member of the Energy and Natural Resources Group and the General Corporate Finance Group. From 1989 to 1994, he worked on over 30 public and private transactions for numerous emerging growth and middle market companies. Mr. Ferguson currently serves on the board of directors of SMT, Intellectual Technology, Inc., and Global LT each of which is privately held. He also serves on the board of directors of Oaktree Strategic Credit Fund and Oaktree Gardens OLP, each a public closed end fund. Mr. Ferguson is a member of the Board of Trustees for The Wildwood School, the Toigo Board of Directors and a member of the Board of Advisors at UCLA Anderson. Mr. Ferguson received a B.B.A in Finance from Southern Methodist University and an M.B.A from the UCLA Anderson School of Management. Mr. Ferguson’s business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as a director of our Company.
Philip Gay, 65, joined our Board of Directors on November 30, 2004. He chairs our Audit Committee. Mr. Gay currently serves as Managing Director of Triple Enterprises, a business advisory service firm that assists mid-cap sized companies with financing, mergers and acquisitions and strategic financing, which he had previously managed from March 2000 until June 2004. From April 2018 through January 2020, Mr. Gay served as co-CEO of Giggles N Hugs, Inc., a publicly traded company. From March 2015 to May 2015 Mr. Gay served as a director and chief executive officer at Diego Pellicer Worldwide Inc., a publicly traded company. From July 2006 until June 2010, Mr. Gay served as President, Chief Executive Officer and a Director of Grill Concepts, Inc., a company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay formerly a Certified Public Accountant, was an audit manager at Laventhol and Horwath and a graduate of the London School of Economics. Mr. Gay’s leadership experience, general business and public company knowledge, financial literacy and expertise, accounting skills and competency and overall financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.
Jeffrey Mirvis, 59, joined our Board of Directors on February 3, 2009. Mr. Mirvis is a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Mirvis is currently the Chief Executive Officer of MGT Industries, Inc. (“MGT”), a privately held apparel company based in Los Angeles. As Chief Executive Officer of MGT, Mr. Mirvis successfully moved all production and sourcing to Asia. During his twenty-year tenure as chief executive, Mr. Mirvis has gained valuable knowledge of manufacturing in Asia. Prior to joining MGT in 1990, Mr. Mirvis served as a commercial loan officer at Union Bank of California following his completion of the Union Bank of California’s Commercial Lending Program. He earned a Bachelor of Arts degree in economics from the University of California at Santa Barbara. He served as a board member of Wildwood School in Los Angeles, for nine years. Mr. Mirvis’ international business experience, operational and production expertise, leadership experience and organizational management have led the Board of Directors to conclude he should serve as a director of our Company.
Jamy P. Rankin, 60, jointed our Board of Directors on December 30, 2020. Ms. Rankin is currently the President and CEO of The Rankin Group, LLC. Ms. Rankin retired from Ford Component Sales, LLC (Ford) having worked there in roles of increasing responsibility from 2001 to 2016. She last served as the President and Chief Executive Officer of Ford from

2012 to 2016. As President and CEO, she led the company through double digit growth for three consecutive years through collaboration, market penetration and product offering expansion while managing four operational divisions and supporting functions including finance, engineering, information technology, and human resources. She also created a strategic plan for international growth in Brazil, China, and Mexico. From 2010 to 2012, she served as Global Director of strategy and vehicle personalization where she created an aggressive strategic plan, which resulted in significant growth in vehicle accessory sales, while reducing costs. Before arriving at Ford, she led marketing and sales organizations at Case New Holland and Navistar. Ms. Rankin currently serves on the boards of Bronner Brothers Inc., and the visiting committee at the University of Pittsburgh, school of industrial engineering. She was previously recognized as one of the top African American women in the automotive industry in On-Wheels magazine. Ms. Rankin received her Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and her Master of Marketing and Strategy degree from the University of Chicago. Ms. Rankin’s automotive experience, strategic planning and marketing knowledge have led the Board of Directors to conclude that she should serve as a director of Company.
Douglas Trussler, 52, joined our Board on March 31, 2023. Mr. Trussler was the co-founder of Bison Capital in 2001 and serves as their General Partner of Funds. Mr. Trussler has been responsible for the management of 6 institutional private equity funds totaling more than $1.0 billion in capital commitments from some of the largest institutional investors in the US. Previously, from 1993 to 2000, Mr. Trussler was at Windward Capital Partners LP and at Credit Suisse First Boston. Mr. Trussler is currently a member of the Board of Directors of Sentinel Offender Services, LLC, Silicon Recycling Services, LLC, FinFit, LLC, TwinMed, LLC, Aqua Expeditions, Pte, Ltd., Curtin Maritime, Ocean Media, LLC and Lapmaster Holdings, LLC, all private companies. In the past ten years, Mr. Trussler was formerly a member of the Board of Directors of General Finance Corporation, KeyTech Limited, Ease Entertainment Services, LLC, MVConnect Holdings, LLC, Clinical Research Laboratories, LLC, Performance Team Freight Systems, Inc., Big Rock Sports, LLC, and Global Benefits Group, Inc. In total, Mr. Trussler has served on more than 30 public and private company board in businesses located around the world. Mr. Trussler earned an Honors in Business Administration (HBA) degree from the Ivey Business School at the University of Western Ontario. Other than set forth in the Certain Relationships and Related Transactions section below, there are no transactions between Mr. Trussler and the Company that would be reportable under Item 404(a) of Regulation S-K. Mr. Trussler’s vast financial experience, worldwide and strategic understanding of the aftermarket auto parts space have led the Board of Directors to conclude that he should serve as a director of the Company.
Patricia (Tribby) W. Warfield, 63, joined our Board in January 2022. Ms. Warfield most recently served as the chairman and CEO of APC Automotive Technologies, from 2019 to 2020, overseeing a restructuring and a strategic refocusing on braking and exhaust related products. From 2017 - 2019, she served as SVP, business development and strategy for Nitta Corporation, a Japanese global provider of power transmission and conveyor belting products for Europe, Middle East & Africa. Previously, while from 2014 - 2017, Ms. Warfield held dual positions at Kaman Corporation, as SVP and general manager for Kaman Fluid Power and Kaman Automation. Her career includes 25 years, from 1988 - 2013 with the Gates Corporation including 11 consecutive years in Europe in key senior management and operational positions. Ms. Warfield currently serves on the board of one publicly traded Canadian and two private equity-sponsored global diversified manufacturing portfolio companies. She is an advisor board member of the University of Colorado Denver Business School, and formally served as an adjunct professor and guest lecturer at the Daniels College of Business at the University of Denver, from 2014 to 2016. She is a member of the National Association of Corporate Directors, as well as The Committee of 200, comprised of the world’s most successful women entrepreneurs and corporate innovators. Ms. Warfield graduated cum laude with a bachelor’s degree in Business Administration from National University, San Diego. Ms. Warfield’s automotive and manufacturing experience, strategic understanding of our core customer, and strong understanding of markets outside the United States have led the Board of Directors to conclude that she should serve as a director of Company.
Barbara L. Whittaker, 72, joined our Board of Directors on February 21, 2017. Ms. Whittaker chairs our Nominating and Governance Committee. Ms. Whittaker is a business strategist and procurement and supply chain expert with extensive experience in the automotive industry, with both original equipment manufacturers and suppliers, and in the aftermarket. She currently serves on the board of directors of Hall Capital and has also held board of director’s positions for ChannelNet Detroit Manufacturing Systems and Piston Group, each of which is privately held. She also serves on the boards of Care House of Oakland County and the Oakland County Art Authority. In 2010 Ms. Whittaker founded BW Limited LLC, which provides companies business and procurement strategies that lead to improved performance. Previously, Ms. Whittaker worked for the General Motors Corporation and Delphi Automotive in leadership positions of increasing responsibility. Prior to her retirement from General Motors, Ms. Whittaker’s position was Executive Director of Global Purchasing. Ms. Whittaker previously served in Chevrolet’s Division of General Motors Corporation in Production Control and Scheduling, with an emphasis on Supply Chain. Ms. Whittaker holds a Bachelor of Industrial Administration degree from General Motors Institute (now Kettering University), MBA degree from Wayne State University, and has also completed the Advanced Management Program at INSEAD in France, and the Executive Development program at University of Michigan. In addition to this formal education, she holds Six Sigma Green Belt certification and is well versed in lean production systems (including General Motors’ Global Manufacturing System). Ms. Whittaker’s automotive experience, supply chain expertise, leadership experience and organizational management have led the Board of Directors to conclude that she should serve as a director of Company.
Snapshot of Director Nominees
The following tables provide summary information about our director nominees. Additional information about our director nominees can be found above in their biographies.
Name	Age	Director Since	Principal Occupation	Independent	Committee Member	Other Public Company Boards
Selwyn Joffe	65	Director 1994, Chairman of the Board 1999	President and Chief Executive Officer of Motorcar Parts of America, Inc.
Rudolph J. Borneo	82	November 30, 2004	Retired Vice Chairman and Director of Stores of Macy’s West, a division of R.H. Macy’s, Inc.	❖	• Compensation (C)
David Bryan	71	June 9, 2016	Directs Center of the Common Good, Co-Founder, Former Head of New Roads School	❖	• Compensation • Nominating and Corporate Governance
Joseph Ferguson	56	June 9, 2016	Managing Partner of Vicente Capital Partners	❖	• Audit	2
Philip Gay	64	November 30, 2004	Managing Director of Triple Enterprises	❖	• Audit (C)
Jeffrey Mirvis	59	February 3, 2009	Chief Executive Officer of MGT Industries, Inc.	❖	• Audit • Compensation • Nominating and Corporate Governance
Jamy P. Rankin	60	December 30, 2020	Retired President of Ford Component Sales LLC	❖
Douglas Trussler	52	March 31, 2023	Co-founder of Bison Capital and General Partner of their Funds
Barbara L. Whittaker	72	February 21, 2017	Founder of BW Limited LLC	❖	• Nominating and Corporate Governance (C)
Patricia (Tribby) W. Warfield	63	January 26, 2022	Recently served as Chairwoman and CEO of APC Automotive Technologies	❖		1
(C) Committee Chair
Gender Diversity	Average Age	Racial/Ethnic Diversity	Average Tenure	Independence
33.33%	64.5 Years	40%	10.7 Years	80%

Corporate Governance Overview
Our corporate governance policies and practices reflect our values and allow our Board to effectively oversee the Company in the interest of creating long-term value. The key elements of our program and their benefits to our shareholders are described below.
OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR SHAREHOLDERS
SHAREHOLDER RIGHTS
Annual Election of Directors	Our directors are elected annually, allowing our shareholders to hold them accountable for the discharge of their duties.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common shareholders control our Company, with equal voting rights. All common shareholders are entitled to vote for each proposal.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our shareholders.
Mandatory Director Resignation Policy	Incumbent directors must tender their resignation effective upon the failure to receive the required number of votes and the acceptance by our Board.
Ability to Amend Bylaws	Our shareholders have the ability to amend our bylaws by a majority vote.
No Exclusive Forum or Fee Shifting Bylaws
Our bylaws do not require that certain shareholder disputes be brought in a particular forum nor are shareholders required to pay our legal fees if they do not substantially prevail in any litigation brought against our Company.

No Poison Pill	We do not have a shareholder rights plan (commonly referred to as a “poison pill”).
BOARD STRUCTURE
Governance Guidelines	Our Code of Business Conduct and Ethics provide shareholders with information regarding the policies applicable to our Board and officers.
Majority Independent	eight of our ten director nominees, or 80%, are independent, ensuring that our Board oversees our Company without undue influence from management.
Lead Independent Director	Our Lead Independent Director is selected by our independent directors to preside at executive sessions of independent directors.
Director Ownership Guidelines	Under our ownership guidelines, directors are required to own stock worth 3x their annual cash retainer within approximately 5 years of joining the Board.
Committee Governance
Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board. Information is available on our website.

Overboarding	None of our directors serve on more than three public company boards.
Board Refreshment Process	Our Board or our Nominating and Governance Committee annually evaluates our directors and Board composition focused on the alignment of director skills and corporate strategy.
Performance Evaluations
Our Board’s Nominating and Corporate Governance Committee oversees performance evaluations and director succession planning of our Board and its Committees and leadership to ensure that they continue to serve the best interests of shareholders.

Access to Management and Experts
Our Board and Committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our Company and experts to help them fulfill their oversight responsibilities on behalf of our shareholders.

Succession Planning
Our Board’s Compensation Committee and/or the full Board reviews executive successors to identify and develop our future leaders and ensure business continuity if any of these key employees were to leave our Company.

Our Core Values
The mission of MPA is to be The Global Leader for Parts and Solutions that Move Our World Today and Tomorrow — driven by an EPICQ set of core values embraced by our employees and directors:
E – Excellence
P – Passion / Productivity
I – Integrity / Innovation
C – Community
Q – Quality
Environmental, Social Responsibility and Corporate Governance
The Company is a dedicated, responsible corporate citizen and an environmental leader, with policies focused to better manage resources, improve operating efficiencies, and promote conservation.
Highlights of MPA’s ESG Commitments:
•	Leveraging the Company’s leadership and more than 50-year history in remanufacturing to further improve the Company’s global environmental footprint. Examples include:
○	Efficient remanufacturing facilities in Torrance, California and Tijuana, Mexico which recycles almost all materials from copper to water
○	A state-of-the art distribution center at the Company’s Tijuana, Mexico facility utilizing high-tech, energy efficient forklift machinery and a centralized recharging operation.
○
Opportunities to consolidate product shipments to customers — reducing fuel consumption with related air quality improvements. In Fiscal 2023, we were able to reduce 250 long haul truck trips, by utilizing the capacity of each trailer, and another 1800 loads by utilizing intermodal transportation which is more efficient, safer and secure.

•
Board diversity. Our Board is ethnically diverse and comprised of eight independent directors, one African, three African Americans, and three women. See chart detailing director nominees in Proposal No.1.

•	We continue to focus on increasing employee diversity, having increased the percentage of females in our workforce from 34% in FY21 to 39% in FY22 to 42% in FY23 on a global basis.
•	Promoting a respectful workplace environment has contributed to an employee retention rate of more than 83% in Fiscal 2023
•	Honoring traditions and customs of the communities where we have a presence.
•
Instituting health and wellness programs including, medical staff stationed at our manufacturing facility, free and reduced food programs, trainings, union benefits, athletic facilities and employee sport league sponsorship. In Fiscal 2023, the Company provided 613,000 free or reduced cost meals and nearly 100,000 free rides to and from work at a cost of $5.76 million dollars. Such programs improve the lives of our workers, increase productivity and loyalty while reducing pollution from individual vehicles and food waste and packaging.

•	SMART (specific, measurable, attainable, realistic, and time-bound) performance metrics tied to incentive/bonus policies.
•	Strong culture of quality and innovation.
Our Environmental Commitment in Practice
Since its establishment in 1968, environmental and sustainable processes have been a hallmark of the Company.
With the potential to reduce material and energy consumption by up to 95 percent, industry sources believe that remanufacturing is the most efficient and sustainable process for producing aftermarket replacement parts, making MPA’s business practices green by nature, supported by the processes noted below.

Highlights of the Company’s eco-friendly remanufacturing processes and its industry leadership, include:
•	Sorting the broken-down units returned by customers utilizing an innovative and efficient core-sorting process.
•	Reconditioning and re-utilizing durable components after passing rigorous testing processes.
•
Saving approximately 64,536 tons of raw materials in Fiscal 2023, an increase of 14% over Fiscal 2022, due to a reduction in the required materials in the remanufacturing production process, compared with new product processes.

•	Recycling of approximately 4,000 tons of water per year.
•
Recycling of approximately 11.3 million pounds of cardboard and 33.3 million pounds of metal and other raw materials in Fiscal 2023. Our overall recycling program increased by three million pounds or 7% from Fiscal 2022 to Fiscal 2023. Our scrap program also brought in revenues of nearly $15 million.

How Remanufacturing Can Address Climate Change
The remanufacturing process preserves the energy required in forging and forming durable components, an advantage to recycling alone; and it allows for recycling of metal scrap, such as copper, aluminum, and steel. Equally important, by reclaiming and reconditioning components, the remanufacturing process also conserves the energy and materials that would be required to create new parts. Manufacturing one new starter for instance requires more than 10 times the amount of energy and nine times the number of materials compared with producing remanufactured parts. Manufacturing a new alternator requires approximately seven times the amount of energy and eight times the amount of raw material necessary to produce a remanufactured part. One recent study found that a remanufactured brake caliper saves 95% of the raw materials by weight of new manufacturing and can be completed at least twice with the same core, leading to additional life cycle savings. As highlighted above, the Company reduced raw material usage in manufacturing by nearly 87,000 tons in Fiscal 2023 through its remanufacturing and recycling process. The energy savings translates into lower carbon dioxide output and overall lower consumption. In fact, industry sources estimate, remanufactured products conserve roughly the equivalent of 400 trillion BTUs of energy per year. The remanufacturing process and recycling employed by MPA takes real steps to mitigate the effects of climate change, by drastically reducing the greenhouse gas emissions that are normally generated by producing new parts.
Committed to Social Responsibility in Action
Motorcar Parts of America is firmly committed to social responsibility. Safety, respect and inclusion have always been fundamental to the Company, and is part of our core values. Medical professionals are onsite or within close proximity to the Company’s operations, to ensure the health of our staff. In addition, socially responsible initiatives include subsidized food programs for certain employees and donations to community organizations, sponsorship of sport teams and weekend family events.
Human Rights Policy
As part of our Supplier Code of Conduct, suppliers are required to acknowledge compliance with MPA’s polices, and state, federal and international law, as applicable. MPA expects its suppliers to comply with all applicable laws, rules, and regulations, including, without limitation, the specific laws, rules, and regulations referenced below, and to refrain from any illegal conduct, including, without limitation, conduct that is illegal under the U.S. Foreign Corrupt Practices Act and applicable foreign anti-bribery laws. The Company expects its domestic and international suppliers to abide by the U.S. Department of Treasury, Office of Foreign Assets Control (OFAC) – Sanctions Programs.
Health and Safety
MPA’s operations in Torrance, California follows all local, state, and federal laws, rules, regulations and ordinances. Accordingly, management conducts ongoing audits, evaluations and reports for each of our subsidiaries. Our wholly owned Mexican subsidiaries’ health and safety policies meet and/or exceed applicable local and federal regulations and laws. They are also shared with, reviewed annually and supported by union, Sindicato Mexico Moderno. Our wholly owned Canadian subsidiaries’ health and safety policies are reviewed and approved annually by management teams, as per the ESA and the Ontario Occupational Health & Safety Act. Monthly and quarterly meetings and inspections are conducted with the Company's safety committees. Management reviews all health and safety issues monthly and creates a report. Our operations in Malaysia follow similar procedures and comply with local laws and regulations including health and safety requirements.

Governance Policies and Guidelines
We have adopted a Code of Business Conduct and Ethics that provides policies for various matters relating to the conduct of our business, including the following key matters:
•	compliance with governmental laws, rules and regulations confidentiality
•	conflicts of interest and corporate opportunities
•	insider trading, which is supplemented by a robust policy applicable to the Company’s directors, officers and employees.
•
director qualifications, including a statement that the Company seeks directors with a diverse set of expertise and experience, that the Company values integrity and the ability to work with other members of the Board and senior management, and also that the Company will take into account the diversity of a candidate’s perspectives, background and other demographics and characteristics.

The Code of Business Conduct and Ethics is filed with the SEC and a copy is posted on our website at www.motorcarparts.com. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request addressed to the Corporate Secretary at Motorcar Parts of America, Inc., 2929 California Street, Torrance, CA 90503. Our Board has adopted a number of other policies and guidelines that are intended to ensure good governance and the alignment of interests between the directors and management, on the one hand, and shareholders on the other. Among the written policies are:
Related Person Transaction Policy. This policy makes certain material transactions between a company and related persons subject to approval or ratification in order to avoid conflicts of interest or the perception thereof. The policy includes the following terms:
•	“Related Person” includes directors, executive officers, beneficial owners of more than 5% of the
•	Company’s securities, immediate family members of the foregoing, and other related entities.
•	$120,000 materiality threshold for applicability of the policy.
•	The policy requires annual Audit Committee status reports on related person transactions.
•
Various types of transactions are automatically pre-approved under the policy, including regular executive compensation reported on the Company’s proxy statement pursuant to Item 402 of Regulation S-K and ordinary-course transactions where a related person owns 10% or less of the equity interest in another party to the related party transaction.

•
Clawback Policy. This policy allows the Company to recoup certain compensation awards paid to executives in the event of restatement of the financial results upon which the awards were based. The policy includes the following terms:

•
The policy is triggered when there is a restatement to the Company’s financial statements to correct a material error that the Board or Compensation Committee determines is a result of fraud or intentional misconduct of a participant in the Company’s incentive plans.

•	The policy applies to all bonuses, incentive compensation, and equity-based awards granted after the end of Fiscal 2017.
In light of rules recently issued by the SEC regarding clawback policies, we expect to review our clawback policy in 2023 and determine whether any updates to our policy are warranted.
•
Stock Ownership Guidelines. These guidelines serve to align the interests of directors and officers with those of our shareholders by requiring them to acquire and hold an amount of stock with an aggregate market value equal to a specified multiple of their base salary or cash retainer (as applicable). The guidelines allow: 1) unvested restricted stock vesting purely on a time basis, and 2) shares held in trust to be counted toward the stock owned under the guidelines. Once a director and/or officer meets the stock ownership guidelines they will not fall out of compliance based solely on a stock price decline.

The guidelines include the following terms:
•	The Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 3 times his or her base salary.
•
Named executive officers other than the Chief Executive Officer are expected to hold, within approximately 5 years after attaining their position, shares of Company common stock worth 2 times their base salary.

•	Each non-employee director is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 3 times his or her annual cash retainer.
•
As of March 31, 2023, Mr. Joffe held shares of Company common stock worth well in excess of 3 times his base salary. As of March 31, 2022 Mr. Lee held shares of Company stock in excess of 2 times his base salary, however, after exercising his stock options, including the payment of stock to account for the grant price and taxes due, Mr. Lee no longer held stock in excess of 2 times his base salary as of March 31, 2023. As of March 31, 2023, Mr. Schooner, Mr. Mochulsky and Ms. Stone each held shares of Company common stock less than 2 times their respective salaries. As of March 31, 2023, all of our non-employee directors, except for our newest directors Ms. Rankin, Ms. Warfield and Mr. Trussler, held shares of Company common stock worth 3 times his or her annual cash retainer. Ms. Stone has until September 11, 2024, Ms. Rankin until December 30, 2025, Ms. Warfield until January 26, 2027, and Mr. Trussler until March 31, 2028 to comply with the stock ownership guidelines.

The Company is focused on granting stock to allow Mr. Lee, Mr. Schooner, Mr. Mochulsky and Ms. Stone to meet the stock ownership guidelines in the near future.
Certain Relationships and Related Transactions
As discussed above, we have a written policy applicable to any transaction, arrangement or relationship between us and a related party. Our practice with regards to related party transactions has been for our Audit Committee to review, approve and/or ratify such transactions as they arise in accordance with the policy.
Bison Transaction - Issuance and Sale of 10.0% Convertible Notes due 2029
On March 31, 2023, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with Bison Capital Partners VI, L.P. and Bison Capital Partners VI-A, L.P. (collectively, “Bison”), relating to the issuance and sale by the Company to Bison of $32,000,000 in aggregate principal amount of the Company’s 10% Convertible Notes due 2029 (the “Notes”). The Notes will bear interest at a rate of 10.0% per annum, and compounded annually, payable (i) in kind or (ii) in cash, annually in arrears on April 1 of each year, commencing on April 1, 2024 (collectively described as “Bison Transaction”).
On March 31, in connection with the Bison Transaction and at the recommendation of the Nominating and Corporate Governance Committee of the Board and in connection with the bylaws of the Company, the Board appointed Douglas Trussler to the Board, effective immediately, to serve until the Company’s 2024 Annual Meeting of Shareholders and until his successor is duly elected and qualified. The Nominating and Corporate Governance Committee and the Board determined that Mr. Trussler is not independent, as he is the current General Partner of their Funds and a co-founder of Bison Capital
Mr. Trussler’s compensation will be consistent with the Company’s previously disclosed standard compensation practices for non-employee directors, described below.
For a full description of the transaction please see the Form 8-K filed on March 31, 2023 and related exhibits.
Director Independence, Board of Directors and Committees of the Board of Directors
Board Independence. Each of Rudolph J. Borneo, Dr. David Bryan, Joseph Ferguson, Philip Gay, Jeffrey Mirvis, Jamy P. Rankin, Patricia (Tribby) W. Warfield and Barbara J. Whittaker are independent within the meaning of the applicable SEC rules and the NASDAQ listing standards, and all of our committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards.
The Nominating and Corporate Governance Committee found that our newest Board member, Douglas Trussler is not independent within the meaning of the applicable SEC rules and the NASDAQ listing standards.

Board Leadership Structure. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of our Company to make that determination based on the position and direction of our Company and the membership of the Board of Directors. The roles of Chairman of the Board and Chief Executive Officer are currently held by the same person, Selwyn Joffe. The Board of Directors believes that Mr. Joffe’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its shareholders. Mr. Joffe possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and its business and is in the best position to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters. We believe that our Company has been well served by this model because the combined role of Chairman of the Board and Chief Executive Officer has ensured that our directors and senior management act with a common purpose and in the best interest of our Company. This model enhances our ability to communicate clearly and consistently with our shareholders, employees, customers and suppliers.
Lead Independent Director. Our Board has appointed Joseph Ferguson as our Lead Independent Director to preside at executive sessions of independent directors. Mr. Ferguson is also invited to attend Compensation Committee meetings and discussions related to the setting of goals and metrics to ensure the goals properly align with the Company’s strategic initiatives, are in line with the budget and robust in nature and promote shareholder value.
Board’s Role in Risk Oversight. Our Board of Directors as a whole has responsibility for risk oversight with certain categories of risk being reviewed by particular committees of the Board of Directors, which report to the full Board of Directors as needed. The Audit Committee reviews the financial risks, including internal control, audit, information and cyber security, financial reporting and disclosure matters including related person transactions, by discussing these risks with management and our internal and external auditors. The Compensation Committee reviews risks relating to our executive compensation plans and arrangements, human capital management, succession planning, corporate culture and diversity, equity, and inclusion. The Nominating and Corporate Governance Committee reviews risks related to our governance structure and processes, and our overall response to environmental, social and governance (ESG) issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about our overall risk profile and is charged with strategic planning oversight and risk mitigation. We believe this structure is appropriate for the Company as it assigns specific areas of risk and its mitigation to the committee best suited to understand and proactively manage such risk as part of its overall oversight of the Company, while having the full Board charged with oversight of the Company’s overall risk profile and mitigation.
Attendance of Board and Committees. Our Board of Directors met nine times during Fiscal 2023. Each of our then directors attended 75% or more of the total number of meetings of the Board of Directors and committees thereof during Fiscal 2023. Our last annual meeting of shareholders was held on September 8, 2022. All of our then directors attended our last annual meeting of shareholders. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.
Audit Committee. The current members of our Audit Committee are Philip Gay, Joseph Ferguson, and Jeffrey Mirvis, with Mr. Gay serving as chair. Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards. Our Board of Directors has also determined that Mr. Gay, Mr. Ferguson and Mr. Mirvis are each a financial expert within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, receives and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls and makes recommendations to the Board of Directors concerning the appointment of our auditors. The Audit Committee met five times in Fiscal 2023.
Compensation Committee. The current members of our Compensation Committee are Rudolph Borneo, Dr. David Bryan, and Jeffrey Mirvis, with Mr. Borneo serving as chair. The Compensation Committee is responsible for developing our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer and other senior officers and making determinations concerning the salary, bonuses and equity-based awards to be awarded to these officers, as well as human capital management, and management succession planning. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see below “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee met six times in Fiscal 2023.

Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Dr. David Bryan, Jeffrey Mirvis and Barbara Whittaker, with Ms. Whittaker serving as chair. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules. Our Nominating and Corporate Governance Committee is responsible for maintaining strong corporate governance within the Board and the Company as a whole, as well as identifying, vetting and ultimately nominating candidates to our Board of Directors, Board succession planning, as well as oversight of our response to ESG issues. Our Nominating and Corporate Governance Committee met twice during Fiscal 2023.
In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Corporate Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Our Company does not maintain a separate policy regarding the diversity of its Board members. However, the Nominating and Corporate Governance Committee considers individuals with diverse and varied professional and other experiences for membership. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Corporate Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Corporate Governance Committee will retain full discretion in considering its nomination recommendations to our Board of Directors.
Information about Our Executive Officers
Our executive officers (other than executive officers who are also members of our Board of Directors), their ages and present positions with our Company, are as follows:
Name	Age	Position with the Company
David Lee	53	Chief Financial Officer
Richard Mochulsky	65	SVP, Sales and Marketing
Doug Schooner	54	Chief Manufacturing Officer, SVP
Kamlesh Shah	60	Chief Accounting Officer
Juliet Stone	50	Vice President, Secretary and General Counsel
Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers other than executive officers who are also members of our Board of Directors and significant employees is set forth below.
David Lee has been our Chief Financial Officer since February 2008. Prior to this, Mr. Lee served as our Vice President of Finance and Strategic Planning since January 2006, focusing primarily on financial management and strategic planning. Mr. Lee joined us in February 2005 as a Director of Finance and Strategic Planning. His primary responsibilities as Chief Financial Officer are treasury, budgeting and financial management. From August 2002 until he joined us in 2005, he served as corporate controller of Palace Entertainment, Inc., an amusement and water park organization. Prior to this, Mr. Lee held various corporate controller and finance positions for several domestic companies and served in the audit department of Deloitte LLP (formerly known as Deloitte & Touche LLP). Mr. Lee is a Certified Public Accountant. Mr. Lee earned his Bachelor of Arts degree in economics from the University of California, San Diego, and a Master’s in Business Administration degree from the UCLA Anderson School of Management.
Richard Mochulsky has been our Senior Vice President of Sales and Marketing since May 2019. Mr. Mochulsky joined the Company in 2005 as a Director of Traditional Sales, and became VP of Traditional Sales in 2009, before taking over the entire sales function in 2011 as VP of Sales. He was promoted to SVP of Sales in 2015. Mr. Mochulsky has been in the auto parts business since 1979, starting his career at Dayco Rubber Company, before taking positions at Four Seasons a division of Standard Motor Parts, and Compressorworks.
Douglas Schooner has been our Chief Manufacturing Officer since June 2014 and an SVP since 2018. Mr. Schooner joined us in 1993 and became the Vice President, Global Manufacturing Operations in January 2001 until his promotion in June 2014. Mr. Schooner has held the positions of Engineer, Production Manager, Assistant Vice

President, Production and Vice President, Manufacturing prior to assuming his current position with Company. As Chief Manufacturing Officer, Mr. Schooner is responsible for all manufacturing, materials and logistic operations for our facilities. Mr. Schooner has a Bachelor of Science degree in Mechanical Engineering from the California State University, Long Beach.
Kamlesh Shah has been our Chief Accounting Officer since November 2019. Prior to this, Mr. Shah served as our Vice President, Corporate Controller since 2016, and has been with the Company since 2007, having joined as an Assistant Controller. Before joining us in 2007, he served as an Assistant Controller for Leiner Health Products Inc., a private label manufacturer of vitamins and pharmaceutical products. Prior to joining Leiner in 2000, Mr. Shah held various accounting positions at both domestic and international companies. Mr. Shah is a Certified Public Accountant. In addition, he holds a degree in Finance and Accounting from the University of Bombay, along with a diploma in Financial Management and Computer Management.
Juliet Stone has been our Vice President, General Counsel and Corporate Secretary since September 2019. She acted as Senior Corporate Counsel at Stamps.com from February 2017 to August 2019, as General Counsel at Hanmi Financial Corporation from November 2013 to January 2017 and in various legal roles including General Counsel at BBCN Bancorp, Inc. FNA Nara Bancorp. Inc from 2006 to 2013. Ms. Stone is admitted to practice law in California and is a graduate of The University of Southern California Law Center and a recipient of a Bachelor of Arts in Economics-Business from University of California at Los Angeles.
There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. To our knowledge, none of our directors or executive officers are subject to any petition under federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing, with the following exception: to the extent that such persons were involved in bankruptcy proceedings related to the Company’s subsidiary.

Compensation Discussion and Analysis
A strong commitment to enhancing shareholder value has been a guiding force throughout the Company’s history. Consistent with the overall objective to enhance shareholder value, management consistently strives to communicate the Company’s success in reaching its near and long-term strategic goals. The company has embarked on an aggressive program to become more geographically diversified in where we produce and sell. In addition, we have focused on our strategy to become a full line brake supplier which is expected to pave the way for continued significant revenue growth, enhanced margins, all with technology agnostic products. It is our belief that our footprint expansion and increased diversification into Malaysia and Mexico will allow us to compete more effectively and efficiently. We expect this model will result in increased gross margins as we fully absorb the overhead and grow these product lines. The Company has developed a strategy to add shareholder value by focusing our growth on our new brake products under our Quality-Built® brand name. The national acceptance of Quality-Built® for our brakes will pave the way for our other products to be branded in turn creating significant brand equity. The Company expanded its product offerings with the successful full launch of our brake products and increased our remanufacturing capacity this year. We completed our new footprint last year and now are in position to start maximizing efficiencies and take advantage of this new capacity to increase revenues and margins.
In Fiscal 2023, our goals continued to focus on financial targets to benefit the Company and our shareholders. The Company achieved strong Net Sales but suffered relative to EBITDA after adjustments and Net Cash Provided by Operating Activities. In Fiscal 2022, we made a conscious decision to invest cash in inventory, knowing it would hurt profitability and cash flows. At the time we wished to: 1) serve our customers better given the ongoing supply chain issues, 2) launch a new brake-related product line in Fiscal 2023 to maximize growth potential for our brand, revenue and margins. Though these initiatives hurt profitability in the short run, we believe our decision to invest will pay off in the long run. As an example the increased inventory levels in a time of uncertainty with supply chain significantly helped us land new business of approximately $65 million annualized. These inventory levels allowed the customers to be comfortable with our ability to meet the increased demand for our product. Specifically, we secured incremental business for our fast-growing brake rotor, pads and brake caliper businesses. The inventory also made us more competitive to retain our current customers and attract other new business. We have worked diligently to reduce our inventory and expect these levels to facilitate our growth as we move into our new fiscal year
We continue to believe that the launch of our full line brake supply will accelerate the growth in shareholder value. In Fiscal 2023, the compensation strategy was meant to incentivize this strategic initiative, paving the way for sustained growth in shareholder value. In the next fiscal years our executive compensation program will continue to drive our strategic initiatives with an increased focus on the generation of cash from operations and total shareholder return (TSR). In response to shareholder feedback these two metrics were emphasized in our Fiscal 2023 executive compensation program. For instance, the equity awards granted to our executive officers in Fiscal 2023 tie to long-term, performance-based goals, including relative TSR, to ensure that executive compensation is significantly tied to long-term shareholder returns, and our annual cash-based incentive plan (the “Annual Cash Incentive Plan”) included a performance goal related to Cash from Operating Activities.
This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers for Fiscal 2023. The following discussion and analysis of compensation arrangements of our named executive officers for Fiscal 2023 should be read together with the compensation tables and related disclosures set forth below.
We are proud of our accomplishments in achieving the key milestones related to the strategic plan discussed above during Fiscal 2023, including the following:
✔	Achieved record fiscal fourth quarter and full-year sales with solid demand across multiple categories;
✔
Meaningful traction with our customers and consumers since launching a comprehensive line of brake pads utilizing an industry-leading formulation, and brake rotors -- serving the professional installer market under our Quality-Built® brand;

✔
Produced numerous technical / training videos for our customers and our brands generating over four million impressions on our branded platforms and significantly more on our customers platforms resulting in a significant increase in consumer awareness of MPA brands;

✔	Successful launch of our branded brake program paving the way for increased sales of all of our products on a national basis;

✔	Expanded sales in Mexico, with additional opportunities as certain of our retail and traditional customers leverage their presence and expand into other Central and South American countries;
✔	Implemented infrastructure changes to incrementally increase gross margins;
✔	Improved efficiencies in our completed footprint resulting in sales growth and margin accretion;
✔	Normalized inventory levels following a strategic build up to meet demand during recent global supply chain challenges;
✔
Saved over 64,500 tons of raw materials, recycled over 4,000 tons of water, 5,000 tons of cardboard and 16,000 tons of metal and contributed significantly to the remanufacturing industries more than 400 trillion BTU’S of energy savings by remanufacturing and recycling

✔	Enhanced liquidity and capital resources with a $32 million strategic convertible note investment; and
✔
Increased interest and orders for our Test Solutions and Diagnostic Equipment -- including our emerging contract testing center, from major automotive retailers, major global automotive, aerospace and research institutions.

Executive Compensation Summary.
The Company’s strategic planning process “OGSM” has a singular objective each year – to build shareholder value.
OGSM stands for Objective, Goals, Strategies, and Measurement. As mentioned above, the Objective is singular and has always been to build shareholder value; the Goals are the items to be accomplished that will result in building shareholder value; the Strategies are all the executables that must take place to accomplish the goals and Measurements are used to track the progress and serve as a benchmark for executive compensation and bonuses. The Board meets annually to discuss, develop and refine the Company’s strategic plan, subsequently the executive management team meets to develop the specific OGSM process keyed off the strategic planning initiatives recommended by the Board. Once the executive OGSM is completed and presented to and approved by the board a detailed business plan and budget is developed and presented to the Board for approval.
The CEO’s goals each year are set by the Board and Compensation Committee to align with the strategic planning initiatives set at OGSM each year. In turn each named executive officer is assigned goals meant to cascade off the CEO/Company goals. As such, OGSM serves as the backbone of designing and measuring our executive compensation.
The retention of experienced, highly capable and dedicated executives is crucial to the long-term success of our Company. To achieve the goal of recruiting, retaining and motivating our executives, our Compensation Committee has developed an overall executive compensation program that rewards these employees for their contributions to our Company.
The primary objectives of our practices with respect to executive compensation are to:
•	Provide appropriate incentives to our executive officers to implement our strategic business objectives and achieve the desired Company performance;
•	Reward our executive officers for their contribution to our success in building long-term shareholder value; and
•	Provide compensation that will attract and retain superior talent and reward performance.
Our Compensation Committee and Board took the following actions in Fiscal 2023 to improve the alignment of our compensation practices with shareholder return and better align executive compensation with company performance (“pay for performance”):
•	Increased the relative shareholder return performance goal weighting for Fiscal 2023 PSU awards from 20% to 30%;
•
Capped individual performance goal payout under the Annual Cash Incentive Plan to the achievement of Company performance goals; meaning that if the Company does not reach at least 80% of its total goals then no individual will receive any incentive regardless of their individual performance;

•
Determined that, though the Company had record sales in Fiscal 2023, the Company met only one of its three metrics under the Annual Cash Incentive Plan, and as such no annual incentive payments were paid out, thus reinforcing pay and performance alignment;

•
Determined that the third-year tranche of the performance-based stock options, granted in Fiscal 2021, did not vest and were forfeited due to the applicable stock price target not being met, reinforcing pay for performance alignment; .and

•
Determined that Mr. Joffe’s restricted stock award granted in Fiscal 2023 vested in 27,058 shares out of a possible 100,000 shares, as he met 90.2% of the Net Sales after adjustments target. Pay for performance alignment was further reinforced as the Company did not meet the Adjusted EBITDA or Cash from Operating Activities threshold goals that applied to the restricted stock award, and as such our CEO was not credited any shares for these metrics.

•
Extended Mr. Joffe’s Employment Agreement, without including a guaranteed annual equity grant, instead giving the Compensation Committee flexibility to determine the size and parameters of any annual grant.

Our Compensation Committee and Board continued to refine our compensation practices to better align executive compensation with company performance in the beginning of Fiscal 2024:
•
Approved an increase in Mr. Joffe’s, as well as our other executive officers’, Fiscal 2024 performance-based equity weighting to 100% of their equity compensation opportunity to place greater emphasis on shareholder value creation and to better reflect shareholders’ expectation that the company should strive to create return greater than its peers;

•
Approved stock price performance goals, 100% based on stock appreciation for Fiscal 2024 PSU awards consisting of the achievement of a $10 price target (49.7% increase from stock price at grant), a $15 price target (124.5% increase from stock price at grant), and a $20 price target (199.4% increase from stock price at grant), which may be met over a three-year performance period and the last tranche of the award is eligible to vest between 50% and 150% of the total tranche by achieving between a $17.50 and $25 price target (this and all price targets must be met for thirty consecutive trading days);

•	Made all equity long term with rigorous and challenging targets to allow any vesting;
Compensation Components and Key Elements.
With our compensation objectives in mind, as further described below, our executive officer compensation program consists of five primary elements:
Base Salary. Base salary is the “fixed” component of our executive compensation intended to meet the objective of attracting and retaining the executive officers of superior talent that are necessary to manage and lead our Company.
Annual Cash Incentive Plan. We use a cash-based incentive plan to motivate the achievement of key short-term pre-determined financial and individual performance goals meant to enhance shareholder value.
With respect to our Annual Cash Incentive Plan, the individual performance metrics employed in recent years focused on the transformation of our business including the launch of our new full line brake program, consolidation of our operations into low-cost countries, and electric vehicle and aerospace initiatives. In Fiscal 2023, we continued to invest in infrastructure and production processes needed for long term growth of the MPA franchise while investing more cash in inventory to assist in our long-term business objectives. Notwithstanding the effects of continuing supply chain issues, we believe our investments are bearing, and will continue to bear fruit in the coming periods.

The following table includes the target cash-based incentive compensation for each named executive officer in Fiscal 2023:
Named Executive Officer	Target Incentive Compensation	Targeted Compensation for Achieving the Targeted Performance on the Company Performance Goal (80% of Total)	Targeted Compensation for Achieving Individual Goals (20%)
Selwyn Joffe	$993,907	$795,126	$198,781
David Lee	$198,960	$159,168	$39,792
Richard Mochulsky	$116,886	$93,509	$23,377
Doug Schooner	$148,600	$118,880	$29,720
Juliet Stone	$103,350	$82,680	$20,670
Long-term, Equity-Based Incentive Plan. Equity awards are a part of our overall executive compensation program to align the interests of our executives with those of shareholders while rewarding individual performance and ensuring we offer competitive compensation levels. In Fiscal 2023, half of the value of the equity awards granted to our named executive officers (not including Mr. Joffe’s performance-based restricted stock award) were performance based and included PSUs requiring three years of performance to vest. In Fiscal 2024, 100% of the long-term equity-based incentives are performance based and tied to stock price performance goals.
Deferred Compensation Benefits. We offer participation in a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their cash compensation to the plan. In Fiscal 2023 we made matching contributions of 100% of each participant’s elective contributions to the plan up to 3% of the participant’s cash compensation until February 2023, when the Company temporarily halted the Company’s matching contributions.
Employee Benefits. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. The Company does not provide pension benefits, other than matching contributions under the Company’s 401(k) retirement plan, which were temporarily halted effective February 5, 2023.
We believe that a significant portion of executive officer compensation should be at-risk and dependent upon the achievement of measurable and objective performance metrics tied to increased shareholder value. In Fiscal 2023, the awards under the Annual Cash Incentive Plan for all named executive officers were based on the achievement of pre-determined objective metrics of the Company, including Net Sales after adjustments, EBITDA after adjustments and Cash from Operating Activities, which were weighted, 30%, 30% and 40%, respectively, as well as pre-determined objective metrics for each individual named executive officer. Our Annual Cash Incentive Plan requires the Company to hit at least 80% of the total target goals to pay out any bonus. In Fiscal 2023, the Company met 122.5% of its Net Sales after adjustments goal, but did not meet threshold performance for EBITDA after adjustments or Cash from Operating Activities; and as such no cash bonuses were paid to the named executive officers, members of our Executive Team or bonus eligible employees throughout the Company.
Approximately 67% of the Chief Executive Officer’s total direct Fiscal 2023 compensation is comprised of equity awards (the “Equity Component”), including PSUs and performance-based restricted stock awards. This percentage compares with an Equity Component percentage (as compared to total direct compensation) of approximately 55% in Fiscal 2022, 68% in Fiscal 2021, and 50% in Fiscal 2020. A majority of Mr. Joffe’s Equity Component consists of performance-based awards focused on achievement of goals that we believe enhance shareholder value, even better aligning his compensation with the interests of our shareholders. As discussed above, in Fiscal 2024, 100% of the equity awards granted to the named executive officers and other employees throughout the Company are PSUs that are 100% dependent on increasing the value of Company common stock.
Additionally, in Fiscal 2023, the Company granted to our named executive officers long-term cliff vesting PSUs which are tied to the achievement of EBITDA after adjustments, Relative TSR against the Russell 3000, excluding financial and real estate companies and Net Sales after adjustments. Appendix A shows how EBITDA and Net Sales, each after certain adjustments was calculated in Fiscal 2023.

Moreover, we believe that the executive compensation program should serve the interests of shareholders. Accordingly, we have adopted various policies and practices that we believe are in shareholders’ interests, including:
What We Do	What We Don’t Do
Align pay with performance	No “single-trigger” equity acceleration in connection with a change in control
Formulaic cash-based incentive program, with 80% of total cash-based annual incentive award opportunity tied to objective financial performance goals	Do not provide above-market interest rates on deferred compensation
Maintain significant stock ownership requirements: 3x base salary (CEO) and 2x base salary (other named executive officers)	Do not re-price or exchange stock options without shareholder approval
Maintain a clawback policy (see “Governance Policies and Guidelines—Clawback Policy” above)	Do not allow hedging or pledging of our equity securities
Annual say-on-pay vote
Seek and respond to input from our shareholders regarding executive compensation
Compensation Committee receives advice from an independent compensation consultant
As discussed above under “Governance Policies and Guidelines—Stock Ownership Guidelines,” we have also adopted stock ownership guidelines, pursuant to which each of our directors and executive officers are required to hold a certain number of shares of our common stock, within a specified timeframe.
Say on Pay Vote.
At the Annual Meeting held on September 8, 2022, 75% of the votes cast by our shareholders approved the non-binding advisory vote related to executive compensation. As a result, we engaged and expect to continue to engage our shareholders to understand their concerns with our executive compensation program, and with the goal of enhancing our shareholder communications. Please see Engagement of Shareholders section below for further details. In Fiscal 2023, we held discussions with nearly all of our major shareholders, representing a majority of the holders of Company common stock, regarding executive compensation and other governance and business performance issues. In response to the feedback we received in these meetings, we continued to enhance our incentive compensation goals of focusing on fulfilling our long-term strategic objectives and building shareholder value. The Annual Cash Incentive Plan for Fiscal 2023 employs Company and individual based objective metrics focused on building shareholder value and return. The equity granted in Fiscal 2023 and beyond include long term PSUs with cliff vesting three-year performance metrics for all Executive Committee members, including the named executive officers and a restricted stock grant to the CEO that vests upon the achievement of objective financial metrics intended to increase shareholder value and return. In Fiscal 2024, the Compensation Committee determined to make 100% of the equity granted to employees company-wide both long-term and vesting based 100% on an increase in shareholder value. Our Executive Committee is a group of worldwide senior staff, including our named executive officers, who meet weekly and are responsible for management and oversight of the Company, including our subsidiaries. All members of the Executive Committee were given objective metrics focused on building shareholder value to align our entire management team. In Fiscal 2023, the Company did not meet 80% of its total target performance goals and thus no annual incentive awards were paid to the named executive officers or any employee, regardless of individual performance.
In Fiscal 2022, the Company completed a multi-year investment program to support its expanded non-discretionary automotive product lines. The Company’s brake-related products, including brake calipers, brake rotors and its comprehensive line of brake pads for the professional market were formally launched in Fiscal 2022, and gained significant momentum with exciting commitments and interest in the products in Fiscal 2023. These products were launched under our own brand name “Quality Built Powered by MPA”, with a national distributor who is one of the largest providers of brake products to the professional installer market. It is our belief that as these products are used and embraced by the professional installer that this branding will further enhance our opportunity to launch other products on a national basis. We are seeing early success in consumer demand and acceptance of this brand, supporting our goal of developing a national brand. We also believe that having an accepted national brand will further enhance shareholder value. This will also result in continuing growth and profitability in our hard parts business. As these product lines grow, the Company’s entire manufacturing, distribution and organizational footprint should leverage fixed costs. Equally important, for the long-term success of the company is the management team. Retention and growth are critical components to maintaining and building one of the industry’s most respected management teams, especially in challenging times. The Company was able to recruit leading sales experts in our industry to accelerate our growth to the professional installer market. This team’s skill and reputation enhance the Company’s ability to expand and build our Quality-Built® brand. The Company is confident our investments will prove to be lucrative in producing long term returns. These factors, combined with favourable long-term industry dynamics, will support the Company’s growth and profitability targets, and enhance shareholder value. The Company is well situated today to take advantage of increased capacity, products and management to grow the business top and bottom line for a number of years.
In the short term the Company has suffered due to the fast escalating interest rates associated with supply chain receivable financing, which is a critical part of doing business with the industry’s large chains and severely smaller ordering patterns from a major customer. We continue to work to through each and believe the strategies we are implementing will improve each issue.
In addition, the Company’s D&V subsidiary continued to gain traction in Fiscal 2023 with a series of global wins for its cutting-edge EV technology, significant traction for its bench top alternator and starter tester as well as the ramp up of its Detroit Technical Centre to support innovative and cost-effective solutions for electric vehicle manufacturers. We believe that while we are investment spending on this business that the opportunities for exceptional returns exist as the electrification market for all types of products continues to evolve.
As important to the sustainability of our business is the retention of the key senior management players that the company deems critical to our long-term success. While we have reduced compensation and have implemented long term incentive based compensation tied to shareholder value, the company must ensure that macro-economic industry causes do not cause us to sacrifice key management. To date our policies have enabled us to retain key people and we expect our policies should continue to allow us to accomplish this. We will continue to evaluate this.
Engagement with Shareholders
We openly encourage direct dialogue between management and shareholders, and try at least on a quarterly basis to make contact with our shareholder base. We host an open conference call to discuss earnings and have a “no restriction” question and answer session for our participants. In addition we actively engage with our shareholders in person, by phone, and through written correspondence. During Fiscal 2023, we met via conference call / video and in person with most of our largest shareholders and many other shareholders. We consider the shareholders’ feedback offered during those meetings and continue to improve our corporate governance, communication and executive compensation practices.
Shareholders expressed a desire that a majority of equity awards granted to our named executive officers be based on metrics directly related to enhancing shareholder value. Starting in Fiscal 2022, of the equity awards granted to our named executive officers (other than Mr. Joffe’s restricted stock award) approximately fifty percent (50%) of the value of such awards were granted as restricted stock units (RSUs) that vest ratably over a three-year period subject to continued service, and approximately fifty percent (50%) of the value of such awards were granted as PSUs that are eligible to vest at the end of a three-year period based on the Company’s achievement of financial performance metrics tied to our projected budget for Fiscal 2024, at the time of grant. We continued the same program in Fiscal 2023 with slight changes to the weighting of each PSU performance measure tied to our projected budget in Fiscal 2025, at the time of the grant (increasing TSR from 20% to 30% and decreasing EBITDA, after adjustments from 50% to 40%) to the PSU performance metrics. These metrics were: 1) EBITDA after certain adjustments (40% weighting), 2) Relative Total Shareholder Return (TSR) to Russell 3000, with financial and real estate companies excluded (30% weighting), and 3) Net Sales after adjustments (30% weighting), each of which, the Company believes focuses on driving shareholder value. Each metric, other than TSR which is defined above, is defined in Appendix A. These three metrics are viewed as key indicators of our performance that our CEO, CFO and VP Investor Relations discussed with most of our shareholders. In Fiscal 2024, we modified the long-term equity program to make it 100% performance based, with PSUs vesting based on the achievement of stock price increases of between 49.7% and 199.4% of the stock price on the date of grant.

With respect to our Fiscal 2023 Annual Cash Incentive Plan for executive officers, we chose three key metrics for the portion of the award based on the achievement of Company performance objectives: 1) Cash from Operating Activities (40% weighting), 2) EBITDA, after adjustments (30% weighting), and 3) Net Sales after adjustments (30% weighting), each as explained in Appendix A. These three metrics are viewed as key indicators of our performance that our CEO, CFO and VP Investor Relations discussed with most of our shareholders. The Compensation Committee deemed that these key executable metrics in Fiscal 2023 were critical to the future success of the Company and would directly translate to building shareholder value.
Additionally, the CEO’s Fiscal 2023 performance based restricted stock grant was tied to the following goals which we believe focus on increasing shareholder value: 1) Cash from Operating Activities, 2) EBITDA, after adjustments, and 3) Net Sales after adjustments. Each metric was weighted the same as the Company portion of the Annual Cash Incentive Plan, as the Compensation Committee believes the CEO is ultimately responsible for the attainment of the Company goals. Each of these measures is contained in the Company’s 8-K filing, of the press release to our earnings release made on June 13, 2023. In Fiscal 2022, the Company utilized a great deal of cash, completing its historical multi-year capital investments made in inventory and other projects, to put the Company in a position to win new business, including the launch of a new product line, hoping such investment will positively impact our overall sales, allowing continued sustained growth and profitably, in the brake line as well as our full product line. Unfortunately the Company did not meet the goals related to the generation of cash or EBITDA after adjustments The Company met 90.2% of the Net Sales metric.
When talking to shareholders in Fiscal 2022 we received input that shareholders wanted incentive-based compensation based on the generation of positive cash flow from operations and as a result we included such metric in our Fiscal 2023 incentive plans. In Fiscal 2023, we have continued to emphasize our focus on shareholder value and return by adding Net Cash Provided by Operating Activities as the largest portion of the performance metric in our short term incentive plan, as well as in the CEO’s restricted stock grant, as the Compensation Committee and the Board emphasized the ever increasing importance of positive cash flow in today’s fiscal environment. In Fiscal 2024 we continued this trend by increasing the weighting of positive cash flow to 50% for the Company portion of our Annual Cash Incentive Plan metrics.
In Fiscal 2023, the CEO, General Counsel, Investor Relations and the Lead Independent Director reached out to shareholders — representing more than 60 percent of ownership and receiving feedback from most. They exchanged perspectives with the shareholders and listened carefully to their concerns. The portion of the dialog that focused on incentive compensation, wanted it directly tied to shareholder returns and fiscal results, and the blueprint to implement ESG disclosure to better capture the benefits of remanufacturing in general and MPA specifically.
As a direct result of shareholder feedback:
•
the Compensation Committee continued to engage Willis Towers Watson (“WTW”) to advise the Compensation Committee relative to the overall compensation program for executives and directors (please see, Engagement of Compensation Committee Consultant section below);

•
we continued our focus on and commitment to reducing our mark on the planet, bettering the conditions of our employees and the disclosure of our work relative to ESG, a natural fit for a company that focuses on remanufacturing and electrification of vehicles to substantially eliminate the automotive carbon footprint;

•	the Compensation Committee:
(a)
sharpened the requirement of shareholder return metrics utilized in the Company and individual portion of our Annual Cash Incentive Plan in Fiscal 2022, and increased the weighting of such shareholder focused return metrics in Fiscal 2023 as well as Fiscal 2024;

(b)	made stock price performance goals the only metrics for all the Fiscal 2024 grants of long-term PSUs vesting over three years; and
(c)	gave the Committee more flexibility in granting the CEO equity by not extending the required Restricted Stock grants with Employment Agreement extension.
Determination of Compensation Decisions.
The Compensation Committee is responsible for establishing, developing and maintaining our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefits plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to all executive officers and directors. For the Compensation Committee to perform its function, the following process for determining executive compensation decisions has been followed.
Engagement of Compensation Committee Consultant.
In Fiscal 2023, the Compensation Committee continued to retain WTW to review the Board’s overall compensation. Please see Director Compensation below for a full discussion.
In Fiscal 2021, in response to comments from our shareholders, the Compensation Committee retained WTW to assist the Compensation Committee complete an overview of our compensation process and metrics, including: the review of our peer group, short and long-term equity incentive plan as well as overall compensation levels of our Executive Committee. Such work was completed and implemented in the compensation metrics utilized in Fiscal 2022, as our grants and metrics are set at the beginning of each fiscal year. WTW has assisted the Company to respond to our shareholders, focusing our incentive compensation on shareholder return metrics. WTW does not perform any other consulting work or any other services for our Company, other than valuation work related to Monte Carlo simulations for the Fiscal 2022 and Fiscal 2023 relative TSR metrics in the PSUs and Pay for Performance and CAP calculations for Fiscal 2023, reports directly to the Compensation Committee, and takes direction from the Chair of the Compensation Committee. The Compensation Committee has assessed the independence of WTW pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed or currently exists that would prevent WTW from serving as an independent consultant to the Compensation Committee.
The Compensation Committee considered analysis and advice from WTW when making compensation decisions for the Chief Executive Officer and other senior executives with regard to Fiscal 2023 compensation, including WTW’s input on performance-based metrics for the annual cash and equity awards made, as well as the use of long term cliff vesting performance-based stock units.
In Fiscal 2024, WTW gave advice on the performance based equity granted as well as around the calculation and disclosures relative to the new Pay vs. Performance and Compensation Actually Paid (CAP) requirements.
Peer Group. WTW reviewed our peer group in Fiscal 2021 and determined that there were no meaningful changes that would improve our peer group, due to the lack of other public companies of similar market capitalization providing a similar product mix. As such the following peer group was maintained from Fiscal 2021 through Fiscal 2023, other than Horizon Global Corporation which was removed as it merged into another company: Dorman Products Inc., Fox Factor Holding Corp., Modine Manufacturing Co., Myers Industries, Inc., Shyft Group Inc., Standard Motor Products Inc., Stoneridge Inc., Strattec Security Corp., Gentherm, Inc., Superior Industries International Inc. and Voxx International Corporation. Given the limitations of our peer group, WTW recommended that we assess compensation in relation to our peer group as well as other companies with similar revenue to obtain a more fulsome view of the market. Though the Compensation Committee does not itself undertake a formalized benchmarking process, it did engage WTW to perform such a review detailing the competitiveness of our executive compensation relative to that of a peer group and survey data of other companies with similar revenue.
Fiscal 2023 Total Executive Compensation Review.
In reaching its executive compensation decisions for Fiscal 2023, the Committee considered analysis and advice contained in the WTW Fiscal 2022 review regarding the competitiveness of our executive compensation program in comparison to our peer group and compensation surveys. The Compensation Committee believes that executive compensation, in aggregate, was within a competitive range around the market 50th percentile for base salary, target total cash and target total direct both inclusive and exclusive of the CEO with variation by individual. The compensation levels assessed by WTW were based on actual base salary, target bonus and fair value of our most recent long-term incentives. When managing executive compensation towards our compensation philosophy, we focus on competitiveness in the aggregate with the understanding and expectation of individual variation relative to market. Though some of our named executive officers were well below the 50th percentile, given the current financial climate no base salary or target bonus adjustments were made, though additional equity was given in Fiscal 2023 to get certain individual named executive officers closer to the 50th percentile target.
Determining Executive Compensation.
Base Salaries. Our general policy is to initially set the base salaries of our named executive officers at levels that are competitive with our peers, and we generally only increase salaries in the case of promotions or significant increases to an officer’s duties and responsibilities. In Mr. Joffe’s case, his employment agreement provides for review of his base salary from time to time. Any increases to base salaries are reviewed by the Compensation Committee on a case-by-case basis. Mr. Joffe, Mr. Lee, Mr. Mochulsky and Ms. Stone did not receive a base salary increase in Fiscal 2023. Mr. Schooner received a base salary increase from $408,240 to $424,570, as of April 11, 2022. The Compensation Committee believes this increase was reasonable and meant to keep that officer closer to the target compensation percentile (50th for all named executive officers except the CEO who has a target of 75th percentile). The following table sets forth the Fiscal 2023 base salaries for each named executive officer:
Named Executive Officer	Base Salary
Selwyn Joffe	$828,256
David Lee	$361,746
Rick Mochulsky	$292,215
Doug Schooner	$424,570
Juliet Stone	$344,500
Annual Cash Incentive Plan. Each year we administer a cash-based incentive compensation program that aims to reward our named executive officers for the achievement of key financial (80%) and individual (20%) performance goals. In Fiscal 2023, the Company performance-based metrics (and their weightings as part of the company/financial component to the annual cash incentive program) included: (1) Cash from Operating Activities (40%), (2) EBITDA after adjustments, (30%), which is calculated as earnings before interest expense, income tax expense, depreciation and amortization and other adjustments described in our earnings releases attached as exhibits to the Company’s Reports on Form 8-K reporting the Company’s results of operations and financial condition for the applicable fiscal year as filed with the SEC, and (3) Net Sales after adjustments, shall mean the Company’s net sales as calculated including items impacting the results as described in the Company’s earnings releases filed with the SEC on Form 8-K (30%) (collectively, the “Company Performance Goals”) and an individualized set of quantitative goals for each individual officer (the “Individual Goals” and, together with the Company Performance Goals, the “Performance Goals”).
The Company Performance Goals were established by the Compensation Committee following its review of the Company’s strategic initiatives and budget, and are shown in the chart below. Achievement of these goals represented 80% of the named executive officers’ annual cash-based incentive opportunity.
Company Performance Goal
	% of Company Performance Goal Target Bonus	Threshold (50%)	Target (100%)	Maximum (150%)
EBITDA after Adjustments	30% weight	$90,296,000	$93,776,000	$97,709,000
Net Sales after Adjustments	30% weight	$680,930,000	$691,084,000	$713,595,000
Cash from Operating Activities	40% weight	$27,475,000	$32,836,000	$37,989,000
The Company’s actual performance with respect to the Company Performance Goals in Fiscal 2023 is shown in the chart below:
	% of Company Performance Goal Target Bonus	Actual	% of Target Reached	Bonus
EBITDA after Adjustments	30% weight	$71,186,000	0%	0%
Net Sales after Adjustments	30% weight	$701,236,000	122.5%	0%
Cash from Operating Activities	40% weight	$(21,754,000)	0%	0%
The named executive officers did not receive a payout of their annual cash bonus during Fiscal 2023, as the Company only met 36.8% of the Company Performance Goals which is below the required 80% threshold to allow any payout.
In a year where the Company meets at least 80% of the Company Performance Goals, each named executive officer is eligible to receive payment with respect to a Company Performance Goal provided the Company achieved that goal at the threshold amount or above (the “Threshold Goal”). If the Company’s actual performance was lower or higher than the target amount established for the relevant metric the bonus earned with respect to that goal was interpolated between either the threshold and the target amounts (50% and 100%) or the target amount and the maximum amount (100% and 150%) for each goal, multiplied by the percentage weighting for that goal.

Twenty percent (20%) of our Annual Cash Incentive Plan is tied to the attainment of individual performance goals, which in conjunction with and approval by the Board, are established for each named executive officer at the beginning of the fiscal year. The Board reviews and approves the overall Company strategy, as well as the individual goals and strategies used to achieve our overarching goals and long-term plans. The Compensation Committee established the Individual Performance Goals for Mr. Joffe using the same performance metrics underlying the Company Performance Goals. The Individual Goals established for Fiscal 2023 for each named executive officer are detailed in the tables below. The Individual Performance Goals were each specifically focused on reaching the three Company Performance Goals and were weighted accordingly.
The performance management process employed to establish individual goals, included three steps: 1) develop SMART goals that are specific, measurable, attainable, realistic, and time-bound, and specifically tied to each of the three Company Performance Goals, 2) weight the goals, equivalent to each Company Performance Goal and to equal a total of 100%, and 3) score the goals. To receive credit for an individual bonus the named executive officer must achieve an overall score of “meets most” of the total of metrics or at least 80%. A “meets all” will pay out at 100% of target, and an “EPICQ” pays out between 100% to the maximum of 150% credit. Achievement of a score between the levels results in a payout based on straight line interpolation. The maximum payout for the individual goals is set by the Company performance to best align pay rigor and pay and performance alignment, for instance in Fiscal 2023, the Company met 36.8% of the Company Performance Goals, so each named executive officer was not eligible for a bonus as the 80% threshold was not met. In order for any monies to be paid out under the Annual Cash Incentive Plan, the Company must meet at least 80% of the Company goals, once that threshold is met, individual goals can be scored as discussed above. The Compensation Committee reviewed the performance of each of the named executive officers and assessed their accomplishments against the pre-set goals for each executive, as discussed above. Mr. Joffe assists the Committee in reviewing each of the named executive officers, other than his own performance.
At the end of each fiscal year, the Compensation Committee reviews the performance of each named executive officer and assesses each of their accomplishments against their respective Individual Goals. Mr. Joffe assists the Committee in reviewing each of the named executive officers, other than his own performance. Based on its review and evaluation, the Compensation Committee makes the final determination of the appropriate percentage of each of their Individual Goals that they have met. The Committee may exercise negative discretion or positive discretion if a named executive officer meets a measurable stretch goal in the execution of their performance metrics. The Company believes that the strategic initiatives supported by each of the Individual Goals has an immediate positive impact and, more importantly, will be critical to achievement of the Company’s five-year revenue growth and shareholder value targets. The Individual Goals established for each named executive officer and actual achievement of those goals are as follows:
Selwyn Joffe, Chief Executive Office
Strategic Performance Metric / %
EBITDA after adjustments / 30.0%
Net Sales after adjustments / 30.0%
Cash from operations / 40.0%
David Lee, Chief Financial Officer
Strategic Performance Metric / %
EBITDA after adjustments: Increase sales, reduce cost of goods sold, cost reductions and savings / 30.0%
Net Sales after adjustments: Achieve sales targets / 30.0%
Cash from operations: Increase profits, reduce inventory levels, and reduce interest expense / 40.0%

Rick Mochulsky, SVP Sales & Marketing
Strategic Performance Metric / %
EBITDA after adjustments: Improve margins, execute excellent relationships with customer demand planning team, and maintain all customers / 30.0%
Net Sales after adjustments: Achieve sales targets / 30.0%
Cash from operations: Increase profits, renegotiate payment terms, reduce early payment discounts, and assist with collection of receivable balances / 40.0%
Doug Schooner, SVP, Chief Manufacturing Officer
Strategic Performance Metric / %
EBITDA after adjustments: Support inventory reduction initiatives, increase finished goods inventory turns, and maintain/reduce operating costs / 30.0%
Net Sales after adjustments: Ensure sufficient capacity, maintain quality levels, develop excess expansion, and flex capacity for unplanned demand, maximize fill rates, and minimize returns / 30.0%
Cash from Operations: Support reduction of finished goods inventory, support supply chain, maintain reduced inventory levels, and implementation of cost reduction initiatives / 40.0%
Juliet Stone, Vice President, Secretary and General Counsel
Strategic Performance Metric / %
EBITDA after adjustments: Legal and strategic advice on company-wide initiatives to reduce costs, increase profitability, and reduce risk / 30.0%
Net Sales after adjustments: Assist Sales Team in closing transactions with reduced risk / 30.0%
Cash from Operations: Reduce spending on outside legal counsel for non-litigation/regulatory matters / 40.0%
The following table sets forth each named executive officer’s aggregate cash-based incentive opportunity in Fiscal 2023.
Named Executive Officer	Target Incentive Payment
Selwyn Joffe	$993,907
David Lee	$198,960
Richard Mochulsky	$116,886
Doug Schooner	$148,600
Juliet Stone	$103,350
Equity-Based Incentive Program. The goal of our long-term, equity-based incentive awards is to align the interests of our named executive officers with the interests of our shareholders. Because vesting is generally based on continued service, in addition to performance-based metrics in most cases, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the mix of equity and size of awards to be granted to our named executive officers, we consider the value of equity awards issued by peer group companies, the total value of the compensation opportunity afforded to each named executive officer, and the individual’s position, scope of responsibility, and ability to affect profits and shareholder value. In Fiscal 2020, the last year the Company granted stock options, those issued to the then named executive officers had a performance requirement to increase their alignment with shareholders. The performance stock options granted in Fiscal 2020 exceeded the performance requirement in Fiscal 2021 and the first third of the stock options vested; however, in Fiscal 2022 and Fiscal 2023 the performance requirements were not met and the second and third tranche of the stock options granted in Fiscal 2020 did not vest and were forfeited permanently. The performance stock options required that the stock price increase from its initial grant price of $15.12, by 8% in the first year ($16.33), 12% by the second year ($16.93) and 16% by the third year ($17.54). In line with shareholder recommendations, WTW recommended including in the total equity awards granted to our named executive officers in Fiscal 2022, and beyond, a multi-year performance-based equity award. Accordingly, in Fiscal 2023 the Company granted three-year cliff vesting PSUs to the named executive officers to align the Company’s financial performance with each named executive officer’s equity incentive compensation in addition to awards of RSUs that vest upon continued service. They also recommended increased grants to the CFO and General Counsel to bring their equity compensation more in line with our peers.
Fiscal 2023 Equity Grants
In Fiscal 2023, the Company granted to all of our named executive officers RSUs that vest upon continued service and long-term PSUs, and, to Mr. Joffe, performance based restricted stock. The following table sets forth the number of shares and grant date fair value of the equity awards granted to the named executive officers in Fiscal 2023.
Named Executive Officer	Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units	Long-term Performance- based Restricted Stock Units	Grant Date Fair Value of Long-term Performance- based Restricted Stock Units	Performance- based Restricted Stock	Grant Date Fair Value of Performance- based Restricted Stock
Selwyn Joffe	38,061	$500,122	38,061	$533,005	66,667	$876,004
David Lee	12,476	$163,935	12,476	$174,714	—	$—
Richard Mochulsky	3,948	$51,877	3,947	$55,274	—	$—
Doug Schooner	4,738	$62,257	4,737	$66,337	—	$—
Juliet Stone	7,738	$101,677	7,737	$108,349	—	$—
Each RSU award listed above vests annually over a three-year period, subject to continued employment. The PSUs vest upon the attainment of the following performance metrics at the conclusion of a three-year performance period: 1) EBITDA after adjustments (See Appendix A for FY23 example), (40% weighting), 2) Relative TSR to Russell 3000 with financial and real estate companies excluded (30% weighting), and 3) Net Sales after adjustments (30% weighting). The Compensation Committee believes these metrics promote profitability, aligning performance with shareholder value. The Compensation Committee chose to compare TSR because the Company was a member of the index but excluded financial and real estate companies because their financials differ from the Company’s. The PSUs will be eligible to vest with respect to 0% - 150% of the target number of PSUs granted.
In addition, in accordance with the terms of the Third Amendment to his employment agreement, Mr. Joffe waived his right to receive 75,000 shares of time-vesting restricted stock for Fiscal Year 2020 and instead agreed to receive annual grants of 100,000 shares of restricted stock which vest upon the attainment of performance goals, for each of Fiscal 2021, Fiscal 2022 and Fiscal 2023. Each performance period is tied to the Company’s fiscal year. Mr. Joffe’s performance based Fiscal Year 2023 restricted stock award, granted on June 20, 2022, vested below the target of 66,667 shares, at 27.058% of the maximum, and 27,508 shares of stock vested on June 20, 2023.
June 20, 2022, Performance Based Restricted Stock Goals for CEO
			Threshold	Target	Maximum	Actual Achievement
	Weighting	0%	33%	67%	100.0%
EBITDA after Adjustments	30%	<$90,296,000	$90,296,000	$93,776,000	>$97,709,000	$71,186,000
Net Sales after Adjustments	30%	<$680,930,000	$680,930,000	$691,084,000	>$705,529,000	$701,236,000
Cash from Operating Activities	40%	<$27,475,000	$27,475,000	$32,836,000	>$37,989,000	$(21,754,000)

Vesting Schedule for Performance Based Stock Goals for CEO
Metric	Allocation	Vesting	Total
EBITDA, after Adjustments	30%	0%	0
Net Sales, after Adjustments	30%	90.2%	27,058
Cash from Operating Activities	40%	0%	0
TOTAL		27.06%	27,058
Accounting Considerations
ASC Topic 718, Compensation-Stock Compensation, or ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under our equity incentive award plans are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Committee Report
The following Compensation Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporate by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Audit Committee by reference therein.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee also wishes to outline certain modifications made during Fiscal 2023 and 2024:
Compensation Practices Modifications in Fiscal 2023
Compensation Structure for 2023. In designing our compensation program for Fiscal 2023, we sustained our focus on creating and increasing shareholder value in the long and short term. Our incentive-based compensation employed quantitative metrics tied to enhanced shareholder value for all equity and cash-based programs. As such the Compensation Committee set metrics to reward the named executive officers for accomplishing substantive financial metrics and increased shareholder value. We continue to provide opportunities to our named executive officers to realize increases in their overall compensation if their efforts prove successful in generating growth and shareholder value while, at the same time, de-emphasizing those elements of compensation that are not directly related to our performance. For example, in Fiscal 2024, 100% of the equity awards granted to our named executive officers were performance-based and included performance goals focused on increasing shareholder value.
Improved Mix of Long-Term and Performance-Based Equity Compensation in 2023. In response to shareholder comments, the Compensation Committee increased the percentage of performance-based awards in Fiscal 2023 and even more so in Fiscal 2024 for the Executive Committee members and continued awards of long-term PSUs while also eliminating grants of stock options. Importantly, all performance-based equity awards granted in Fiscal 2023 utilized quantitative metrics including those focused on improved shareholder value, such as relative TSR. Grants were also slightly increased for the named executive officers other than the CEO to improve their total compensation relative to peer and market survey, if the Company and their performance meets the quantitative metrics required. We hope to use the mix of equity vehicles to support our long-term compensation philosophy as well as emphasize performance and alignment of executives with our shareholders.
Advancement of ESG Items. Our Company’s very business structure as a remanufacturer has always been concerned with the importance of environmental stewardship, as remanufacturing saves more than 90% of raw materials, energy and water to create a product that is at least, if not better made than a new part. In Fiscal 2023 we continue to focus on additional granularity about our process and effect on the environment, as well as the steps we take to create a positive work environment worldwide. We also care deeply about and are committed to providing a positive environment for our employees and practice best practices relative to corporate governance practices.

By Members of the Compensation Committee
Rudolph Borneo, Chair
Dr. David Bryan
Jeffrey Mirvis
Compensation Risk Analysis
The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for our executives and management. Our Compensation Committee reviews the relationship between our risk management policies and practices, corporate strategy, and compensation practices. Our Compensation Committee has determined that these plans and practices, as applied to all our employees, including our executive officers, does not encourage excessive risk taking at any level of our Company. The Compensation Committee does not believe that risks arising from its compensation plans, policies or practices are reasonably likely to have a material adverse effect on our Company. Risk related to compensation is also reviewed as part of the Company’s overall compliance process overseen by the Audit Committee of the Company.

Summary Compensation Table
The following table sets forth information concerning Fiscal 2023, 2022, and 2021 compensation of our named executive officers.
Name & Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Options Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
Selwyn Joffe Chairman of the Board, President and CEO	2023	$828,256	$100	$1,909,131	$—	$—	$93,264	$2,830,752
	2022	809,722	100	2,396,227	—	1,011,408	117,191	4,334,649
	2021	596,036	100	2,512,204	662,343	795,233	108,914	4,674,829
David Lee Chief Financial Officer	2023	$361,746	$100	$338,649	$—	$—	$83,874	$784,370
	2022	334,913	100	353,117	—	200,200	76,857	965,188
	2021	285,873	100	118,692	110,857	180,326	70,057	765,904
Richard Mochulsky SVP, Sales and Marketing	2023	$292,215	$100	$107,150	$—	$—	$57,150	$456,616
	2022	284,722	100	155,986	—	118,497	57,433	616,739
	2021	249,400	100	49,881	46,578	106,383	60,813	513,155
Doug Schooner Chief Manufacturing Officer, SVP, Operations Under-the-Car Product Lines	2023	$423,628	$100	$128,594	$—	$—	$85,513	$637,835
	2022	404,427	100	192,950	—	145,411	78,935	821,824
	2021	348,425	100	49,881	46,578	144,749	75,434	665,167
Juliet Stone Vice President, Secretary and General Counsel	2023	$344,500	$100	$210,026	$—	$—	$90,390	$645,016
	2022	327,250	100	186,264	—	102,763	84,614	700,991
	2021	291,250	100	49,881	46,578	99,605	78,217	565,632
(1)
Salaries reflect actual amounts earned and paid with respect to services in Fiscal 2023. Mr. Joffe’s salary includes $24,000 to pay for disability insurance, as discussed in his CEO Employment Agreement.

(2)	Amounts in the “Bonus” column include a $100 bonus paid to each of the Company’s employees during December of each year, including the named executive officers, as a holiday gift to buy groceries.
(3)
Amounts for 2023 reflect the grant date fair value of time-based RSUs and PSUs awarded in Fiscal 2023 to each named executive officer (and, with respect to Mr. Joffe, a restricted stock award), each calculated in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The grant date values relating to time-vested RSUs are $500,122, $163,935, $51,877, $62,257, and $101,677 for Messrs. Joffe, Lee, Mochulsky, and Schooner, and Ms. Stone, respectively. The PSUs are subject to both performance and market conditions. With respect to the portion of the PSUs subject to performance conditions, the amounts in the table represent the grant date fair value based on the probable outcome of results, which is the target value, in the following amounts: $350,089, $114,752, $36,306, $43,572, and $71,166 for Messrs. Joffe, Lee, Mochulsky, and Schooner, and Ms. Stone, respectively. With respect to the portion of the PSUs subject to market conditions, the amounts in the table represent the grant date fair value calculated using a Monte Carlo simulation, in the following amounts: $182,916, $59,963, $18,968, $22,764, and $37,182 for Messrs. Joffe, Lee, Mochulsky, and Schooner, and Ms. Stone, respectively. The grant date fair value of the portion of the PSU award subject to performance conditions, as of the grant date, assuming the maximum level of performance, is $525,134, $172,127, $54,459, $65,358, and $106,749 for Messrs. Joffe, Lee, Mochulsky, and Schooner, and Ms. Stone, respectively. Additionally, the 2023 amount for Mr. Joffe includes a restricted stock award that vests upon the attainment of performance conditions, with a grant date fair value of $876,004, representing the probable outcome of results, which is the target value. The grant date fair value of Mr. Joffe’s restricted stock award, as of the grant date, assuming the maximum level of performance, is $1,314,000. We provide information regarding the assumptions used to calculate the value of stock awards made to the named executive officers in Notes 2 and 18 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 14, 2023. For more detail on these awards, see “Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Programs.”

(4)	The following chart is a summary of the items that are included in the “All Other Compensation” totals for Fiscal 2023:
Name	Automobile Expenses	Insurance Premiums(1)	401K Employer's Contribution	Deferred Compensation Plan Employer’s Contribution	Total
Selwyn Joffe	$18,000	$50,354	$2,929	$21,981	$93,264
David Lee	$—	$74,274	$9,600	$—	$83,874
Richard Mochulsky	$—	$49,395	$1,012	$6,744	$57,150
Doug Schooner	$—	$74,274	$11,239	$—	$85,513
Juliet Stone	$—	$73,315	$9,125	$7,950	$90,390
For all our named executive officers, these premiums include premiums for health insurance.

Fiscal 2023 Grants of Plan-Based Awards
		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
Name	Grant Date	Threshold (50% of Target)	Target	Maximum (150% of Target)	Threshold (50% of Target)	Target	Maximum (150% of Target)	All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
Selwyn Joffe	6/20/2022				19,031	38,061	57,092		$533,005
Selwyn Joffe	6/20/2022							38,061	$500,122
Selwyn Joffe(4)	6/20/2022				33,333	66,667	100,000		$876,004
Selwyn Joffe	6/7/2022	$496,954	$993,907	$1,490,861
David Lee	6/20/2022				6,238	12,476	18,714		$174,714
David Lee	6/20/2022							12,476	$163,935
David Lee	6/7/2022	$99,480	$198,960	$298,440
Richard Mochulsky	6/20/2022				1,974	3,947	5,921		$55,274
Richard Mochulsky	6/20/2022							3,948	$51,877
Richard Mochulsky	6/7/2022	$58,443	$116,886	$175,329
Doug Schooner	6/20/2022				2,369	4,737	7,106		$66,337
Doug Schooner	6/20/2022							4,738	$62,257
Doug Schooner	6/7/2022	$74,300	$148,600	$222,900
Juliet Stone	6/20/2022				3,869	7,737	11,606		$108,349
Juliet Stone	6/20/2022							7,738	$101,677
Juliet Stone	6/7/2022	$51,675	$103,350	$155,025
(1)
Except as otherwise noted, represents awards of PSUs that vest upon the achievement of pre-determined performance metrics following the conclusion of a three-year performance period. For more information, see Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Program.

(2)
Represents awards of RSUs that vest over a three-year period, subject to continued employment. For more information see Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Program.

(3)
Amounts shown represent the grant date fair value calculated in accordance with ASC 718. The assumptions used with respect to the valuation of the equity awards are set forth in Notes 2 and 18 to the consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on June 14, 2023. The PSUs are subject to both performance and market conditions. For the portion of the PSUs subject to performance-based conditions, the amounts shown represent the probable outcome of results, which is the target value. With respect to the portion of the PSUs subject to market conditions, the amounts in the table represent the grant date fair value calculated using a Monte Carlo simulation.

(4)
Represents an award of restricted stock that vests upon the attainment of pre-determined performance metrics over a one-year performance period. For more information see Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Program.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes information regarding equity awards granted to our named executive officers that remain outstanding as of March 31, 2023.
	Option Awards					Stock Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)	Market Value of Shares or Units of Stock Unvested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)
Selwyn Joffe
	—	—	—	$—
	—	—	—	$—
	83,700	—	—	$9.32	9/2/2023
	26,200	—	—	$31.13	9/3/2025
	51,200	—	—	$28.68	6/23/2026
	54,800	—	—	$27.40	6/19/2027
	83,400	—	—	$19.00	6/17/2028
	88,875	—		$19.93	7/01/2029
	33,791	33,791(1)		$15.12	6/16/2030
						15,635(1)	$116,324
						13,367(2)	$99,450
						38,061(3)	$283,174
								100,000(4)	$744,000
								20,050(5)	$149,172
								38,061(6)	$283,174
David Lee
	—	—	—	$—
	20,900	—	—	$9.32	9/2/2023
	9,300	—	—	$22.93	6/21/2024
	6,500	—	—	$31.13	9/3/2025
	10,800	—	—	$28.68	6/23/2026
	9,200	—	—	$27.40	6/19/2027
	14,000	—	—	$19.00	6/17/2028
	14,875	—		$19.93	7/1/2029
	5,656	5,656(1)		$15.12	6/16/2030
						2,617(1)	$19,470
						5,178(2)	$38,524
						12,476(3)	$92,821
								7,767(5)	$57,786
								12,476(6)	$92,821
Richard Mochulsky
	—	—	—	$—
	9,400	—	—	$9.32	9/2/2023
	4,200	—	—	$22.93	6/21/2024
	2,900	—	—	$31.13	9/3/2025
	5,900	—	—	$28.68	6/23/2026
	3,300	—		$27.40	6/19/2027
	5,000	—		$19.00	6/17/2028
	6,250	—		$19.93	7/1/2029
	2,376	2,376(1)		$15.12	6/16/2030
						1,100(1)	$8,184
						2,287(2)	$17,015
						3,948(3)	$29,373
								3,431(5)	$25,527
								3,947(6)	$29,366

	Option Awards					Stock Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)	Market Value of Shares or Units of Stock Unvested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)
Doug Schooner
	6,400	—	—	$22.93	6/21/2024
	5,600	—	—	$31.13	9/3/2025
	9,000	—	—	$28.68	6/23/2026
	7,100	—	—	$27.40	6/19/2027
	5,000	—	—	$19.00	6/17/2028
	6,250	—		$19.93	7/1/2029
	2,376	2,376(1)		$15.12	6/16/2030
						1,100(1)	$8,184
						2,829(2)	$21,048
						4,738(3)	$35,251
								4,244(5)	$31,575
								4,737(6)	$35,243
Juliet Stone
	14,300	—	—	$17.12	9/10/2029
	4,753	2,376(7)		$15.12	6/16/2030
						1,100(7)	$8,184
						2,731(2)	$20,319
						7,738(3)	$57,571
								4,097(5)	$30,482
								7,737(6)	$57,563
(1)
This award vests in three equal annual installments beginning on the first anniversary of the June 17, 2020 grant date, subject to continued employment through each such date and the increase in stock price of at least 8%, 12% and 16% on each of the first, second and third anniversaries of the grant date respectively, for Mr. Joffe, Mr. Lee, Mr. Schooner and Mr. Mochulsky. The performance measurement for the second installment was not met and thus did not vest on June 17, 2022, and such stock options were permanently forfeited. Additionally, the performance measurement for the third installment was not met and thus did not vest on June 17, 2023, and such stock options were permanently forfeited.

(2)	This award vests in three equal annual installments beginning on the first anniversary of the June 18, 2021 grant date, subject to continued employment through the applicable vesting dates.
(3)	This award vests in three equal annual installments beginning on the first anniversary of the June 20, 2022 grant date, subject to continued employment through the applicable vesting dates.
(4)
Represents shares of restricted stock that will vest upon the attainment of pre-determined performance measures on June 20, 2023 In accordance with SEC rules, the number of shares of restricted stock shown represents the number that may be earned based on maximum performance. 27,508 shares of restricted stock vested on June 20, 2023.

(5)
Represents PSUs granted on June 18, 2021 that will vest upon the attainment of pre-determined performance metrics at the conclusion of a three-year performance period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on target performance. We are currently estimating that this award will vest at 100%.

(6)
Represents PSUs granted on June 20, 2022 that will vest upon the attainment of pre-determined performance metrics at the conclusion of a three-year performance period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on target performance. We are currently estimating that this award will vest at 100%.

(7)	This award vests in three equal annual installments beginning on the first anniversary of the June 17, 2020 grant date, subject to continued employment through the applicable vesting dates.

Option Exercises and Stock Vested
The following table sets forth information regarding stock awards vested during Fiscal Year 2023 for the named executive officers:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Selwyn Joffe	233,200	$1,761,952	100,007	$1,463,735
David Lee	30,900	$247,192	7,190	$94,708
Richard Mochulsky	4,700	$31,642	3,077	$40,523
Doug Schooner	—	$—	3,348	$44,054
Juliet Stone	—	$—	2,465	$32,240
Nonqualified Deferred Compensation Plan
We maintain the Motorcar Parts of America, Inc. Amended and Restated Executive Deferred Compensation Plan (the “DCP”), an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees, including our named executive officers. Participants in the plan may elect to defer up to 100% of their gross cash compensation. We made matching contributions of 100% of each participant’s elective contributions to the plan, up to 3% of the participant’s compensation for the plan year. The Company temporally halted the Company match of deferred compensation as of February 5, 2023. The plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution thereof in accordance with a participant’s previously made distribution elections. Insurance annuity contracts provide funding for the plan; however, the annuity contracts are owned by us and remain subject to claims of our general creditors.
The following table sets forth certain information regarding contributions, earnings and account balances under our DCP, which provides for the deferral of compensation on a basis that is not-tax qualified, for each of the named executive officers for Fiscal 2023. Plan participants may elect to receive distributions under the DCP as lump sums or in installments. Mr. Joffe has elected to receive lump sum distributions in the case of death, disability or separation of service. Mr. Mochulsky has elected to receive payments over an eight year period starting when he turns 65 years of age. Ms. Stone has elected to receive payments over a two year period when she turns 55 years of age. A description of the other material terms and conditions of the DCP follows. Messrs. Lee and Schooner have elected not to participate in the DCP.
Name	Executive Contributions in Last FY(1)	Registrant contribution in last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Selwyn Joffe	$23,892	$21,981	$(15,450)	$(297,122)	$9,571
David Lee	$—	$—	$—	$—	$—
Richard Mochulsky	$67,434	$6,744	$(48,334)	$—	$749,745
Doug Schooner	$—	$—	$—	$—	—
Juliet Stone	$31,800	$7,950	$(11,893)	$—	$163,533
(1)
Executive Contributions in Last FY, shows the amount that the named executive officer elected to defer in Fiscal 2023 under the DCP. These amounts represent compensation earned by the named executive officers in Fiscal 2023 and are therefore also reported in the appropriate column in the Summary Compensation Table above.

(2)
Registrant Contributions in Last FY, shows the amounts credited in Fiscal 2023 as company contributions to the accounts of our named executive officers under the DCP. These amounts are also reported in the Summary Compensation Table above.

(3)
Aggregate Earnings in Last FY, shows the net amounts credited to the DCP accounts of our named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.

Employment Agreements
On May 18, 2012, we entered into an employment agreement (the “2012 Employment Agreement”) with Mr. Joffe, which terminated and superseded Mr. Joffe’s previous employment agreement that was to expire on August 31, 2012. The 2012 Employment Agreement provided for Mr. Joffe to serve as our Chairman, President and Chief Executive

Officer for a term expiring on August 31, 2015, unless extended or earlier terminated. Pursuant to the 2012 Employment Agreement, Mr. Joffe’s base salary was set at $600,000 per year, to be reviewed from time to time in accordance with our established procedures for adjusting salaries for similarly situated employees. The 2012 Employment Agreement also provided that Mr. Joffe was eligible to participate in our Annual Cash Incentive Plan, with a target bonus equal to 100% of Mr. Joffe’s salary (the “Annual Incentive Bonuses”).
In June 2014, the Company and Mr. Joffe entered into Amendment No. 1 to the 2012 Employment Agreement pursuant to which, effective as of July 1, 2014, (i) the last day of Mr. Joffe’s term of employment was changed from August 31, 2015, to July 1, 2019, and (ii) his base salary was increased from $600,000 to $700,000 per year. All other terms and conditions of the 2012 Employment Agreement remained the same. The 2012 Employment Agreement provided for the review of Mr. Joffe’s base salary from time to time. During Fiscal 2018, the Board approved Mr. Joffe’s base salary increase to $752,960 per annum.
In February 2019, the Company and Mr. Joffe entered into Amendment No. 2 to the 2012 Employment Agreement which, among other things, (i) changed the last day of Mr. Joffe’s term of employment from July 1, 2019, to July 1, 2023, (ii) provided that Mr. Joffe shall receive a long-term incentive compensation opportunity in the amount of no fewer than 75,000 shares of restricted stock on an annual basis for each of five fiscal years commencing with Fiscal 2019 (each such fiscal year a “Performance Cycle”), with the vesting of such restricted stock based on the achievement of specified performance measures set annually (the “Restricted Stock Awards”), (iii) made certain changes to the compensation paid to Mr. Joffe in the event that he terminates his employment with the Company following a breach by the Company or other good reason or is terminated by the Company without cause, and (iv) made certain changes to the compensation paid to Mr. Joffe in the event of a change of control of the Company.
In March 2020, the Company and Mr. Joffe entered into Amendment No. 3 to the 2012 Employment Agreement under which (i) Mr. Joffe agreed to not receive an annual Restricted Stock Award with respect to the Company’s fiscal year ending March 31, 2020, and instead increased his potential annual Restricted Stock Award for the next three fiscal years (ending March 31, 2021, March 31, 2022 and March 31, 2023), from 75,000 to 100,000 shares, (ii) the timing of each fiscal year’s Performance Cycle was slightly changed, to be on or as soon as practicable after the first date of the fiscal year, rather than prior to the start of each fiscal year, and (iii) the raw number of Restricted Stock that will be granted pursuant to Section 9(d) of the 2012 Employment Agreement, for each Performance Cycle commencing during the remainder of the Employment Term was changed from 50,000 to 66,667, to maintain the same percentage of the potential grant at two-thirds.
In May 2020, the Company and Mr. Joffe entered into Amendment No. 4 to the 2012 Employment Agreement which allowed Mr. Joffe to elect to defer payments of up to 50% of his base salary otherwise payable for that month, less required withholding, for each month starting in May 2020 through December 2020. Mr. Joffe deferred 50% of his base salary for the months of May 2020 – September 2020. Mr. Joffe elected to forgive the deferred salary.
In June 2021, the Company and Mr. Joffe entered into Amendment No. 5 to the 2012 Employment Agreement, pursuant to which, (i) the term of employment was extended one year from July 1, 2023, to July 1, 2024; (ii) Mr. Joffe’s base salary was increased to $828,256; and (iii) the Annual Cash Incentive Plan target bonus was set at 120% of Mr. Joffe’s salary.
In March 2023, the Company and Mr. Joffe entered into Amendment No. 6 to the 2012 Employment Agreement, pursuant to which the term of employment was extended for three years from July 1, 2024, to July 1, 2027.
The 2012 Employment Agreement as amended by Amendment No. 1 thereto, Amendment No. 2 thereto, Amendment No. 3 thereto, Amendment No. 4 thereto, Amendment No. 5 thereto, and Amendment No. 6 collectively is referred to below as the “Amended Employment Agreement.”
Pursuant to the Amended Employment Agreement, Mr. Joffe will also be eligible to receive annual awards under the 2022 Incentive Award Plan (“2022 Plan”) in such amounts as are determined by the Compensation Committee as administrator of the 2022 Plan in its sole and absolute discretion (the “Annual Awards”). Such awards may be in the form of options, restricted stock, RSUs, performance shares, PSUs or such other form of award as determined by the Compensation Committee as administrator of the 2022 Plan in its sole and absolute discretion.
Pursuant to the Amended Employment Agreement, Mr. Joffe will also receive: (i) four weeks paid vacation each year during the term of the Amended Employment Agreement pursuant to our written vacation policy; (ii) a $1,500 monthly automobile allowance and payment by us of certain automobile-related expenses; (iii) during the term of the Amended Employment Agreement, if Mr. Joffe does not elect medical insurance coverage for himself and his eligible family through us, an allowance for such medical insurance in an amount equal to the cost which would have been incurred by us in supplying such coverage for Mr. Joffe and his eligible family; and (iv) $24,000 per year to be used by Mr. Joffe to purchase disability insurance for his benefit, which has been included as part of his Base Salary for at least the last five years, (the “Disability Insurance Payment” and, together with the benefits described in clauses (i), (ii) and (iii), the “Benefits”).
The Amended Employment Agreement terminates on the date of Mr. Joffe’s death, in which event his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his death shall be paid to his estate, and his estate shall assume certain of his rights as specified in the Amended Employment Agreement.
In the event that Mr. Joffe’s employment is terminated as result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, he will be entitled to receive his accrued salary and Annual Incentive Bonus, if any, reimbursable expenses and Benefits owing to him through the date of termination and payment of the benefits pursuant to any disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.
In the event that Mr. Joffe’s employment is terminated by us for Cause (as defined in the Amended Employment Agreement), we will be released from any and all further obligations under the Amended Employment Agreement, except that we will pay Mr. Joffe his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his termination.
In the event that Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) or Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement), then we will pay through the later of the date which is two years after the termination date or the last day of the term of the Amended Employment Agreement: (i) his salary as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which the Amended Employment Agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses and (v) vested but undistributed shares of common stock (see footnote (6) to the table in “Potential Payments Upon Termination or Change in Control Table” for further details regarding vesting).
If a Change in Control (as defined in the Amended Employment Agreement) occurs and Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement) or Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) within two years following a Change in Control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this paragraph or the benefits described in the immediately preceding paragraph, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the Change in Control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the Change in Control occurs. The severance benefit will be paid to Mr. Joffe in a lump sum as soon as practicable, but no later than 30 days following the termination date.
In the event that the benefits provided for in the Amended Employment Agreement or otherwise payable to Mr. Joffe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Joffe will receive the greater of: (i) the largest portion, up to and including the total, of such benefits or (ii) the largest aggregate amount of such benefits that would result in no portion thereof being subject to excise tax under Section 4999 of the Code, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and excise tax under Section 4999 of the Code, results in Mr. Joffe’s receipt, on an after-tax basis, of the greatest amount of the benefit.
The Amended Employment Agreement prohibits Mr. Joffe during the term of the Amended Employment Agreement or at any time thereafter from using or disclosing to any third party any of our confidential information and trade secrets. Pursuant to the Amended Employment Agreement, during the term of the Amended Employment Agreement, Mr. Joffe is also prohibited from: (i) competing with us; or (ii) soliciting or inducing any creditor, customer, supplier, officer, executive or agent of us or any of our subsidiaries or affiliates to sever its relationship with or leave the employ of any such entities.

In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.
Potential Payments Upon Termination or Change in Control Table
The following table provides an estimate of the potential payments available to each named executive officer upon a change in control, assuming they were terminated on March 31, 2023, the last business day of Fiscal 2023.
Benefit	Termination by Company for Cause(1)	Death(2)	Disability(3)	Voluntary Termination by Mr. Joffe for Good Reason or Termination by Company w/o Cause(4)	After Change in Control: Voluntary Termination by Mr. Joffe for Good Reason or Termination w/o Cause(5)	Change in Control with Involuntary Termination
Selwyn Joffe
Salary Contribution	$—	$—	$—	$5,176,600	$5,176,600	$—
Bonus	$—	$—	$—	$3,034,224	$3,034,224	$—
Executive Awards(6)	$—	$1,678,702	$1,678,702	$1,678,702	$1,678,702	$—
Healthcare	$—	$—	$—	$277,594	$277,594	$—
Automobile Allowance(7)	$—	$—	$—	$112,500	$112,500	$—
Equity(8)	$—	$—	$—	$—	$—	$1,678,702
David Lee
Equity(8)	$—	$—	$—	$—	$—	$343,505
Richard Mochulsky
Equity(8)	$—	$—	$—	$—	$—	$127,142
Doug Schooner
Equity(8)	$—	$—	$—	$—	$—	$131,301
Juliet Stone
Equity(8)	$ —	$—	$—	$—	$—	$174,118
(1)	Upon a termination for cause, Mr. Joffe will be entitled to his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to him through the day of his termination.
(2)
Mr. Joffe’s employment term will end on the date of his death. Upon such event, Mr. Joffe’s estate will be entitled to receive his accrued salary, bonus, if any, benefits (including accrued but unused vacation time) and reimbursable expenses, owing to Mr. Joffe through the date of his death, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe’s estate will assume Mr. Joffe’s rights under our equity incentive plans and certain of his rights under his Amended Employment Agreement.

(3)
If during the employment term, Mr. Joffe is terminated by us as a result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, Mr. Joffe will be entitled to receive his accrued salary, bonus, if any, reimbursable expenses, benefits owing to Mr. Joffe through the date of termination, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe will be entitled to receive the benefits payable pursuant to a disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

(4)
Upon a termination by Mr. Joffe for good reason or by us without cause, Mr. Joffe will be entitled to receive through two years after the termination date: (i) his salary at the annual rate as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which his employment agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses, and (v) vested but undistributed shares of common stock granted.

(5)
If a change in control occurs and Mr. Joffe voluntarily terminates his employment agreement for good reason or Mr. Joffe’s employment is terminated by us without cause within two years following a change in control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this footnote or the benefits described in the immediately preceding footnote, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date and vested but undistributed shares of restricted stock granted. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the change in control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the change in control occurs.

(6)
Upon the termination of his employment agreement, for any reason other than termination by us for cause or termination by Mr. Joffe without good reason, (i) any equity awards made pursuant to Paragraph 5(f) of the Amended Employment Agreement (“Executive Awards”) which are not fully vested will immediately vest and remain exercisable by Mr. Joffe for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such Executive Award and (ii) any restricted stock awards contemplated by Paragraph 5(g) of the

Amended Employment Agreement (such awards, together with the Executive Awards, the “Equity Awards”) (a) will vest in full based on the target level of performance for the shares granted for the then current Performance Cycle. The inherent value shown in the table is the fair value of all Equity Awards which were not fully vested at March 31, 2023. Executive Awards include incentive stock options and nonqualified stock options, restricted stock, RSUs, performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units, SARs and cash awards.
(7)
Mr. Joffe is entitled to receive an automobile allowance in the amount of $1,500 per month for two years, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, are our responsibility.

(8)
Under the 2022 Plan and the Company’s Fourth Amended and Restated 2010 Incentive Award Plan (the “2010 Plan”), if a holder of equity suffers an Involuntary Termination after a Change in Control, all equity awards outstanding under such plan will vest, with performance-based awards vesting at target.

Pay Ratio
Pursuant to SEC rules, we are providing the following disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer.
Ratio for Fiscal 2023
The annual total compensation of our median employee (among all employees except for our Chief Executive Officer) was $10,676. Our Chief Executive Officer’s annual total compensation, as reported in the Total column of the 2023 Summary Compensation Table, was $2,830,752. Based on this information, a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (other than our Chief Executive Officer) was approximately 265:1.
Identification of Median Employee
We completed an analysis including, all Company subsidiaries, all over the world, including Asia. The population used for the pay ratio analysis was the entire global employee population as of March 31, 2023. We considered a total of 3,385 United States and non-United States employees in determining the median employee. For purposes of identifying the median employee, we utilized actual total cash compensation (as reflected in our payroll records) as the consistently applied compensation measure for all employees. All global compensation amounts were converted to USD using an average currency exchange rate over Fiscal 2023. We used a valid statistical sampling of employees that constitute a range of +/-1% around the median employee to select the actual employee represented in the ratio above. Every employee in this range worked at our Tijuana, Mexico facility.

Pay Versus Performance Table
The following table sets forth information concerning the compensation of our named executive officers (NEOs) for each of the fiscal years ended March 31, 2021, 2022 and 2023, and our financial performance for each such fiscal year:

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($M)	EBITDA after adjustments ($M)(4)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)
2023	$2,830,752	$69,201	$630,959	$364,826	$59	$234	($4)	$71
2022	$4,334,649	$3,535,526	$776,186	$677,328	$142	$222	$7	$82
2021	$4,674,829	$4,715,471	$627,465	$800,010	$179	$179	$21	$77

(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2023	Selwyn Joffe	David Lee, Richard Mochulsky, Doug Schooner, and Juliet Stone
2022	Selwyn Joffe	David Lee, Richard Mochulsky, Doug Schooner, and Juliet Stone
2021	Selwyn Joffe	David Lee, Richard Mochulsky, Doug Schooner, and Juliet Stone
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2021		2022		2023
Adjustments	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	($3,174,547)	($129,732)	($2,396,227)	($222,079)	($1,909,131)	($196,105)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$2,164,394	$204,725	$2,105,830	$175,733	$728,950	$102,821
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—	—	—
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$814,424	$75,482	($510,196)	($49,517)	($733,322)	($125,082)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$236,371	$22,070	$1,470	($2,995)	($848,048)	($47,767)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—	—	—	—	—
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—	—	—	—	—
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	—	—	—	—	—	—
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—	—	—	—	—
TOTAL ADJUSTMENTS	$40,642	$172,545	($799,123)	($98,858)	($2,761,551)	($266,123)

(2)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for performance-based RSU/RS awards (excluding any market-based awards), the same valuation methodology as RS/RSU awards above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; (iii) for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the applicable period and (iv) for stock options, a Black Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and prior fiscal years.

(3)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Zacks Retail and Wholesale Auto Parts Index
(4)
EBITDA after adjustments is a non-GAAP measure. An explanation of how the Company determines EBITDA after adjustments is included in Appendix A and ties to the Company’s 8-K filing, of the press release to our earnings release made on June 14, 2023.

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our EBITDA after adjustments, in each case, for the fiscal years ended March 31, 2021, 2022 and 2023.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return
Indexed Total Shareholder Return
$250
$200
$150
$100
$50
$0
Compensation Actually Paid ($mm)
$5
$4
$3
$2
$1
$0
2020
2021
2022
2023
CAP - PEO
CAP - Other NEOs
Company TSR
Peer TSR

Compensation Actually Paid versus Adjusted EBITDA
Adjusted EBITDA ($mm)
Compensation Actually Paid ($mm)
$95
$85
$75
$65
$55
$45
$35
$25
$5
$4
$3
$2
$1
$0
2021
2022
2023
CAP - PEO
CAP - Other NEOs
Adjusted EBITDA

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended March 31, 2023:
•	EBITDA after adjustments;
•	Relative Shareholder Return;
•	Net Sales after adjustments; and
•	Cash from Operating Activities.

2023 Director Compensation
We use a combination of cash and equity incentives to compensate our non-employee directors. Directors who are also our employees received no compensation for their service on our Board of Directors in Fiscal 2023. To determine the appropriate level of compensation for our non-employee directors, we take into consideration the significant amount of time and dedication required by the directors to fulfill their duties on our Board of Directors and Board of Directors committees as well as the need to continue to attract highly qualified candidates to serve on our Board of Directors. The information provided in the following table reflects the compensation received or earned by our directors for their service on our Board of Directors in Fiscal 2023.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Rudolph Borneo	$77,500	$100,000	$177,500
David Bryan	$75,000	$100,000	$175,000
Joseph Ferguson	$92,500	$100,000	$192,500
Philip Gay	$82,500	$100,000	$182,500
Jeffrey Mirvis	$85,000	$100,000	$185,000
Jamy P. Rankin	$62,500	$100,000	$162,500
Douglas Trussler	$—	$—	$—
Patricia Warfield	$62,500	$100,000	$162,500
Barbara L. Whittaker	$72,500	$100,000	$172,500
(1)
Award amounts represent the aggregate grant date fair value of the awards during Fiscal 2023. We provide information regarding the assumptions used to calculate all awards made to non-employee directors in Note 2 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 14, 2023. These awards vest in three equal annual installments, commencing on the anniversary date of the grant. As of March 31, 2023, (i) each of the non-employee directors, other than Mr. Trussler who held 0, Ms. Rankin who held 8,763 and Ms. Warfield who held 6,596, held 7,971 unvested shares subject to stock awards and (ii) none of the non-employee directors held unvested option awards.

In Fiscal 2022, the Compensation Committee engaged WTW to complete an assessment of our Board of Director compensation package and they made certain recommendations as to changes in cash and equity which we implemented. Starting on September 13, 2021, each of our non-employee directors received annual compensation of $62,500 with no additional fees for attending Board of Directors or committee meetings. In addition, we paid: (i) Mr. Gay an additional $20,000 per year as Chair of our Audit Committee, (ii) Mr. Borneo an additional $15,000 per year as Chair of our Compensation Committee, (iii) Ms. Whittaker an additional $10,000 per year as Chair of our Nominating and Corporate Governance Committee, and (iv) Mr. Ferguson an additional $20,000 per year as lead independent director. Non-Chair members of each committee receive the following retainer for their annual membership: Audit Committee: $10,000, Compensation Committee: $7,500 and Nominating and Corporate Governance Committee: $5,000.
In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors or Board of Directors committee meetings.
As of September 13, 2021, the Company no longer grants equity to directors upon their appointment to the Board of Directors, but increased the annual grant of RSUs from a grant date fair value of $65,000 to $100,000 for each year of service on our Board of Directors.
Indemnification of Executive Officers and Directors
Article Seven of our Restated Certificate of Incorporation provides, in part, that to the extent required by New York Business Corporation Law, or NYBCL, no director shall have any personal liability to us or our shareholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seven of our Restated Certificate of Incorporation.

Article Nine of our Amended and Restated Bylaws provide that we shall indemnify any person, by reason of the fact that such person is or was a director or officer of our Company or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at our request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
We may purchase and maintain insurance for our own indemnification and for that of our directors and officers and other proper persons as described in Article Nine of our Amended and Restated Bylaws. We maintain and pay premiums for directors’ and officers’ liability insurance policies.
We are incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.
Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.
Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.
The foregoing is only a summary of the described sections of the NYBCL and our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and is qualified in its entirety by the reference to such sections and charter documents.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of our Board of Directors determines the compensation of our officers and directors. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any members of our Board of Directors or our Compensation Committee is an executive officer.

Security Ownership of Certain Beneficial Owners And Management and Related Shareholder Matters
The following table sets forth, as of July 20, 2023, certain information as to the common stock ownership of each of our named executive officers, directors, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 19,595,355 shares of common stock outstanding as of July 20, 2023.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable, or any other securities which will vest within 60 days of July 20, 2023, are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address of the shareholder is c/o Motorcar Parts of America, Inc. 2929 California Street, Torrance, CA 90503.
Name and address of Beneficial Shareholder	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Bison Capital Partners(2) 233 Wilshire Blvd, Suite 425, Santa Monica, CA 90401	2,183,333	10.0%
Private Capital Management, LLC(2) 8889 Pelican Bay Boulvard, Suite 500, Naples, Florida 34108	1,961,285	10.0
325 Capital LLC(2) 200 Park Avenue, 17th Floor, New York, NY 10016	1,405,057	7.2
Selwyn Joffe(3)	861,472	4.3
Rudolph Borneo(4)	40,056	*
David Bryan	26,105	*
Joseph Edwin Ferguson	18,117	*
Philip Gay(5)	37,605	*
David Lee(6)	127,348	*
Jeffrey Mirvis	60,246	*
Richard Mochulsky(7)	50,367	*
Jamy Rankin	9,308
Doug Schooner(8)	58,556	*
Juliet Stone(9)	26,680	*
Douglas Trussler	—	*
Patricia Warfield	—	*
Barbara Whittaker	22,010	*
Directors and executive officers as a group — 15 persons(10)	1,385,972	6.8%
*	Less than 1% of the outstanding common stock.
(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.
(2)
Based on information contained in filings made by such shareholders with the SEC as reported in each such shareholder’s most recent Schedule 13F filing. Since there may have been subsequent purchases or sales of securities, this information may not reflect the current holdings by these shareholders.

(3)	Includes 421,966 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(4)	Includes 3,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(5)	Includes 3,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(6)	Includes 91,231 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(7)	Includes 39,326 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(8)	Includes 41,726 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(9)	Includes 21,429 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(10)
Includes 647,720 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan and 6,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit our consolidated financial statements for the fiscal year ending March 31, 2024. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. Our Board of Directors believes it is appropriate to submit for ratification by our shareholders the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2024. Your ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2024, does not preclude the Audit Committee from terminating its engagement of Ernst & Young LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.
The Board of Directors recommends that shareholders vote FOR this proposal.

Audit Committee Report
The following Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporate by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Audit Committee by reference therein.
The following table summarizes the total fees we paid to our independent certified public accountants, Ernst & Young LLP, for professional services provided during the following fiscal years ended March 31:
	2023	2022	2021
Audit Fees	$3,059,000	$2,239,000	$2,275,000
Tax Fees	438,000	315,000	300,000
All Other Fees	2,000	3,000	—
Total	$3,499,000	$2,557,000	$2,575,000
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, and the independent registered public accounting firm’s capabilities, technical expertise and knowledge of the Company’s operations and industry.
Based on this evaluation, the Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023. The members of the Audit Committee and the Board believe that due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, including significant matters in audit, it is in the best interests of the Company and its shareholders to continue retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.
In performing its function, the Audit Committee has among other tasks:
•	Reviewed and discussed the audited financial statements of the Company as of and for the year ended March 31, 2023, with management and with the independent registered public accounting firm;
•
Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as other matters including the scope of the audit, the Company’s significant accounting policies, new accounting pronouncements and the critical audit matter addressed during the audit; and

•
Received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed, with the independent registered public accounting firm, their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2023, for filing with the SEC.
Audit fees in Fiscal 2023, 2022, and 2021 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements, (iii) audit of internal control over financial reporting, and (iv) statutory audits.
Tax fees in Fiscal 2023, 2022, and 2021 related primarily to the preparation of federal and state tax returns, transfer pricing, and federal and state examinations.

All Other fees consists of fees for services that are not included in the above categories and primarily includes fees for obtaining access to an online accounting research tool.
There were no Audit-Related Fees in Fiscal 2023, 2022, or 2021.
Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit and non-audit related fees in Fiscal 2023, 2022, and 2021 were pre-approved by the Audit Committee.
The above report is submitted on behalf of the members of the Audit Committee:
Philip Gay, Chair
Joseph Ferguson
Jeffrey Mirvis

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our shareholders are being asked to approve in an advisory resolution the compensation of our named executive officers as reported in this proxy statement. Our Board previously determined to provide our shareholders with the opportunity to vote on a non-binding, advisory basis, on our named executive officers’ compensation every year, and at our Annual Meeting of Shareholders held on December 18, 2017, our shareholders approved on a non-binding advisory basis having future advisory votes on the compensation of our named executive officers every year.
At the Annual Meeting our shareholders are being asked to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers (the “Frequency Proposal”). As our Board has recommended that our shareholders vote for a frequency of 1 year, we currently expect our next vote on a say-on-pay proposal (after the vote on this Proposal No. 3 at the Annual Meeting) will be held at our annual meeting in 2024, although our Board may decide to modify this practice, particularly in light of the results of the Frequency Proposal.
This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this proxy statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “MISCELLANEOUS - Shareholder Communications with Our Board.”
Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:
“RESOLVED, that the shareholders of Motorcar Parts of America, Inc. approve on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement.”
The Board of Directors recommends that shareholders vote FOR this proposal.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act also gives you the opportunity to cast a non-binding advisory vote on how often the Company should include a say on pay proposal in its proxy materials for future annual or other meetings where directors are to be elected and for which the Company must include executive compensation information. You may vote to have the say on pay proposal included every 1 year, every 2 years or every 3 years. You may also abstain from voting.
The Dodd-Frank Act requires a non-binding advisory vote on frequency of say on pay votes every six years. Our first non-binding advisory vote on frequency of say on pay was at our annual meeting held on March 21, 2012. Our shareholders voted at the annual meeting held on March 21, 2012, and again at the annual meeting held on December 18, 2017, on a non-binding advisory basis in favor of having a say on pay vote every 1 year.
Our Board is recommending that we continue to hold a say on pay vote every year as we have since our annual meeting held on March 21, 2012. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow out shareholders to provide us with direct and prompt input on our compensation philosophy, policies, and practices as disclosed in the proxy statement every year. Shareholders should be aware, however, that because the say on pay vote occurs in the midst of the compensation year, and because the different portions of our executive compensation programs are designed to operate in an integrated and complementary manner, it may not be feasible or appropriate to change our executive compensation programs in consideration of any given year’s say on pay vote prior to the next annual meeting of shareholders. However, our Board believes that a say on pay vote every 1 year is consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive and corporate governance matters.
The enclosed form of proxy provides a means for you to vote “Every 1 Year,” “Every 2 Years,” “Every 3 Years” or to “Abstain” on this proposal. Each properly executed proxy received in time for the meeting will be voted as specific therein. Abstentions will have no effect on the outcome of the vote on this proposal.
The Board of Directors recommends that shareholders vote to hold future advisory votes on the compensation of our named executive officers Every 1 Year.

APPENDIX A
Motorcar Parts of America, Inc.
FY2023 Cash Bonus Performance Measurements
EBITDA after adjustments as discussed in earnings press release for Fiscal 2023
Year Ended March 31, 2023
GAAP net (loss) income	$(4,207,000)
Interest expense, net	39,555,000
Income tax expense	1,098,000
Depreciation and amortization	12,444,000
EBITDA	$48,890,000

Non-cash items impacting EBITDA
Core and finished goods premium amortization	$11,791,000
Revaluation - cores on customers’ shelves	3,736,000
Share-based compensation expenses and earn-out accruals	4,685,000
Foreign exchange impact of lease liabilities and forward contracts	(9,291,000)
Total non-cash items impacting EBITDA	$10,921,000

Cash items impacting EBITDA
Supply chain disruptions and related costs	$12,914,000
New product line start-up costs and transition expenses, and severance(a)	3,565,000
Employee retention credit	(5,104,000)
Gain due to realignment of inventory at customer distribution centers	—
Total cash items impacting EBITDA	$11,375,000
EBITDA after adjustments	$ 71,186,000
(a)	Excludes depreciation, which is included in the depreciation and amortization line item.
Net Sales after adjustments as discussed in earnings press release for Fiscal 2023
Year Ended March 31, 2023
GAAP net sales	$683,074,000
Items impacting net sales:
Core and finished goods premium amortization and supply chain distruptions(a)	18,162,000
Adjusted net sales	$701,236,000
(a)	Excludes certain supply chain disruptions impacting gross profit and operating expenses
Cash from Operations for Fiscal 2023
Year Ended March 31, 2023
Cash flows used in operations	$(21,754,000)

MISCELLANEOUS
Shareholder Proposals
The Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2024 annual meeting of shareholders. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on March 31, 2024. Proposals should be addressed to Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.
Our Amended and Restated By-Laws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the next annual meeting of shareholders, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. As a result, proposals, including director nominations, submitted pursuant to the provisions of our Amended and Restated By-Laws must be received no earlier than May 11, 2024, nor later than June 10, 2024. Proposals should be addressed to Corporate Secretary, 2929 California Street, Torrance, California 90503 and include the information set forth in our Amended and Restated By-Laws. SEC Rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding the shareholder’s compliance with these deadlines.
Shareholder Communication with our Board
Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications, and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chair.
Shareholders who wish to nominate a director to the Board of Directors can utilize the Shareholder Proposal process above or the channels described in this section to provide information on their candidate. The Nominating and Corporate Governance Committee will review any submitted candidate according to their normal practice.
Other Matters
We are not aware of any matters other than those specifically referred to in this proxy statement that may be brought before the meeting. If any other matters or motions should properly come before the meeting, including a motion to postpone or adjourn the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.
Annual Report on Form 10-K
Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the Securities and Exchange Commission on June 14, 2023, are being mailed to each shareholder of record together with this proxy statement, unless such shareholder elects to receive such materials online, through notice and access.
Proxies
All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign, date and promptly return the enclosed form of Proxy or vote online using www.proxyvote.com.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (i) notify your broker or (ii) direct your written request to: Motorcar Parts of America, Inc. Attn: Corporate Secretary, 2929 California Street, Torrance, California 90503, telephone: (310) 212-7910. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.
By order of the Board of Directors

Juliet Stone, Secretary
July 28, 2023

MOTORCAR PARTS OF AMERICA, INC.
2929 CALIFORNIA STREET
TORRANCE, CA 90503
ATTN: JULIET STONE

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V20529-P96860 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTORCAR PARTS OF AMERICA, INC.

The Directors recommend a vote FOR all Nominees listed in Proposal 1, FOR approval of Proposal 2, FOR approval of Proposal 3 and FOR approval of 1 YEAR frequency on Proposal 4.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Selwyn Joffe	☐	☐	☐
1b. Dr. David Bryan	☐	☐	☐
1c. Rudolph J. Borneo	☐	☐	☐
1d. Joseph Ferguson	☐	☐	☐
1e. Philip Gay	☐	☐	☐
1f. Jeffrey Mirvis	☐	☐	☐
1g. Jamy P. Rankin	☐	☐	☐
1h. Douglas Trussler	☐	☐	☐
1i. Patricia (Tribby) W. Warfield	☐	☐	☐
1j. Barbara L. Whittaker	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending March 31, 2024.	☐	☐	☐
3. To vote on an advisory (non-binding) proposal to approve the compensation of our named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. To vote on an advisory (non-binding) proposal to approve the frequency of future shareholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be held September 14, 2023.

The Proxy Statement and our 2023 Annual Report to Stockholders are available at www.proxyvote.com.

V20530-P96860

MOTORCAR PARTS OF AMERICA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MOTORCAR PARTS OF AMERICA, INC.

The undersigned hereby appoints Selwyn Joffe and Juliet Stone, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote all shares of the common stock, $0.01 par value per share, of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m. (PT) on **September 14, 2023** at the offices of the Company at 2929 California Street, Torrance, California 90503 and any and all adjournments or postponements thereof (the "Meeting"), on the proposals set forth below and any other matters properly brought before the Meeting.

Unless a contrary direction is indicated, this Proxy will be voted **FOR** all nominees listed in Proposal No. 1, **FOR** approval of Proposal No. 2, **FOR** approval of Proposal No. 3, and **FOR** approval of 1 Year frequency on Proposal No. 4. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to be voted at said Meeting heretofore earlier given by the undersigned are hereby revoked. Receipt of Notice of Stockholders Meeting and Proxy Statement dated July 28, 2023 is hereby acknowledged.

Continued and to be signed on reverse side